
                         AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG

                                GENMAR HOLDINGS, INC.

                             POS ACQUISITION CORPORATION

                           PYRAMID OPERATING SYSTEMS, INC.

                                         AND

                 THE STOCKHOLDERS OF PYRAMID OPERATING SYSTEMS, INC.


                              DATED AS OF JUNE 18, 1999

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                                  TABLE OF CONTENTS
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                                                                                  PAGE
                                                                                  ----
ARTICLE I.       THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.2    Action by Stockholders of the Company. . . . . . . . . . . . . . . . . .2
     1.3    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.4    Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.5    Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.6    Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . .5
     1.7    Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.8    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . .5
     1.9    Waiver(s) Under and Termination of Stockholders' Agreement . . . . . . .6
     1.10   Subsequent Actions . . . . . . . . . . . . . . . . . . . . . . . . . . .6

ARTICLE II.      CONVERSION OF SECURITIES AND EXCHANGE . . . . . . . . . . . . . . .7
     2.1    Alternative Consideration. . . . . . . . . . . . . . . . . . . . . . . .7
     2.2    Effect of Merger on Company Common Stock . . . . . . . . . . . . . . . .9
     2.3    Warrants and Options . . . . . . . . . . . . . . . . . . . . . . . . . .9
     2.4    Unregistered Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .9
     2.5    Stock Certificate Legends. . . . . . . . . . . . . . . . . . . . . . . 10
     2.6    Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.7    Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE III.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . 12
     3.1    Organization and Good Standing . . . . . . . . . . . . . . . . . . . . 12
     3.2    Power and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.3    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.4    No Violations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.5    Equity Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.6    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.7    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.8    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.9    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.10   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.11   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.12   Environmental and Safety Matters . . . . . . . . . . . . . . . . . . . 15
     3.13   Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.14   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.15   Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.16   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.17   Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . 17
     3.18   Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.19   Absence of Certain Business Practices. . . . . . . . . . . . . . . . . 18
     3.20   Relationship with Related Persons. . . . . . . . . . . . . . . . . . . 19

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
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
     3.21   Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.22   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS OF THE
                 COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.1    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.2    Title to Company Common Stock. . . . . . . . . . . . . . . . . . . . . 20
     4.3    No Conflicts; Required Filings and Consents. . . . . . . . . . . . . . 20

 ARTICLE V.      REPRESENTATIONS AND WARRANTIES OF GENMAR AND THE MERGER
                 SUBSIDIARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.1    Organization and Qualification . . . . . . . . . . . . . . . . . . . . 21
     5.2    Power and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.3    No Conflicts; Required Filings and Consents. . . . . . . . . . . . . . 21
     5.4    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.5    Investigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.6    No Disposition of the Company Assets . . . . . . . . . . . . . . . . . 22

ARTICLE VI.      ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . 22
     6.1    Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.2    Agreement to Cooperate . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.3    Assignment of Contracts and Rights . . . . . . . . . . . . . . . . . . 22
     6.4    Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.5    Standstill Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.6    Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . 24
     6.7    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.8    Release from Personal Guarantees . . . . . . . . . . . . . . . . . . . 24
     6.9    Future Investment Opportunity. . . . . . . . . . . . . . . . . . . . . 25
     6.10   Interim Working Capital Funding. . . . . . . . . . . . . . . . . . . . 25
     6.11   Representations by Stockholders of the Company . . . . . . . . . . . . 26
     6.12   Suspension of the Operating Agreement of Pyramid Marine, LLC . . . . . 26
     6.13   Release of Partnership by the Company. . . . . . . . . . . . . . . . . 26

ARTICLE VII.     CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . 27

     7.1    Conditions to the Obligations of Each Party to Effect the Merger . . . 27
     7.2    Conditions to Obligations of Genmar and the Merger Subsidiary. . . . . 27
     7.3    Conditions to Obligations of the Company . . . . . . . . . . . . . . . 29
     7.4    Actions Regarding Conditions . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE VIII.    TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . 30
     8.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.3    Effect of Investigation. . . . . . . . . . . . . . . . . . . . . . . . 32

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
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ARTICLE IX.      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . 32
     9.1    Indemnification by the Company and Stockholders of the Company . . . . 32
     9.2    Indemnification by Genmar and Merger Subsidiary. . . . . . . . . . . . 33
     9.3    Nature and Survival of Representations and Warranties. . . . . . . . . 33
     9.4    Procedure for Indemnification. . . . . . . . . . . . . . . . . . . . . 33

ARTICLE X.       DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE XI.      MISCELLANEOUS AND GENERAL . . . . . . . . . . . . . . . . . . . . 40
     11.1   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     11.2   Legal and Other Costs. . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.3   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.5   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.6   Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.7   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.8   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.9   Preservation of and Access to Records. . . . . . . . . . . . . . . . . 42
     11.10  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.11  Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.12  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.13  Scope of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     11.14  Number and Gender. . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     11.15  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     11.16  Parties in Interest and Assignment . . . . . . . . . . . . . . . . . . 43
     11.17  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     11.18  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     11.19  Facsimile Signatures . . . . . . . . . . . . . . . . . . . . . . . . . 44

EXHIBITS
     Exhibit A - Delaware Certificate of Merger (Section 1.4)
     Exhibit B - Certificate of Incorporation of Surviving Corporation
                (Section 1.6)
     Exhibit C - Genmar Note (Section 2.1)
     Exhibit D - List of Company Warrants and Options (Section 2.3)
     Exhibit E - List of Critical Employees (Section 7.2(f))
     Exhibit F - List of Company Record Date Stockholders of the Company (Last
                 Clause-Signature Page)

                         AGREEMENT AND PLAN OF REORGANIZATION


       This Agreement and Plan of Reorganization ("Agreement") is dated as of June 18, 1999, by and among GENMAR HOLDINGS, INC., a Delaware corporation, ("Genmar"), POS ACQUISITION CORPORATION, a Delaware corporation and a first tier wholly owned subsidiary of Genmar (the "Merger Subsidiary"), PYRAMID OPERATING SYSTEMS, INC., a Delaware corporation (the "Company") and the STOCKHOLDERS set forth on the execution page hereof who join in this Agreement (on or after the date hereof) specifically to represent, warrant and covenant as to certain matters as set forth herein (the "Stockholders").


                                       RECITALS

       A. The Company and Merger Subsidiary have agreed to carry out a business combination transaction upon the terms and subject to the conditions of this Agreement and in accordance with the general corporation law of the State of Delaware, (the "DBCL"), pursuant to which the Company will merge with and into the Merger Subsidiary (the "Merger") and the stockholders of the Company will convert their equity holdings in the Company in accordance with the provisions of Article II hereof.

       B. The Board of Directors of the Company has determined that the Merger is in the best interests of the Company and the stockholders of the Company and has approved and adopted this Agreement, the Merger and the Transactions as a convenient means to accomplish the transactions contemplated herein and to cause the stockholders of the Company to surrender their Company Common Stock in exchange for the right to receive the Merger Consideration.

       C. The Board of Directors of the Company has approved this Agreement, the Merger, and the Transactions, and will recommend approval and adoption of this Agreement, the Merger and the Transactions by the stockholders of the Company.

       D. The Stockholders have, pursuant to Section 1.2(a) of this Agreement, each covenanted and agreed to vote affirmatively for adoption and approval of this Agreement and shall take all additional actions as may be necessary to adopt and approve this Agreement pursuant to any special meeting of, or written consent action by, the stockholders of the Company.

       E. The Board of Directors of Genmar has (i) approved and adopted this Agreement on behalf of Genmar, and (ii) approved the Merger and the Transactions as the sole Stockholder of the Merger Subsidiary.

       F. The Board of Directors of the Merger Subsidiary has approved and adopted this Agreement.

                                      AGREEMENT

       In consideration of the foregoing Recitals and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                      ARTICLE I.

                                      THE MERGER

       1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the laws of the State of Delaware, and the specific provisions of the DBCL, upon the time when the certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such other time as the parties may agree upon in writing, pursuant to Applicable Law (the "Effective Date") the Company will be merged with and into the Merger Subsidiary. As a result of the Merger, the separate existence of the Company will cease and the Merger Subsidiary will continue as the surviving corporation of the Merger (the "Surviving Corporation").

       1.2    ACTION BY STOCKHOLDERS OF THE COMPANY.

              a) APPROVAL BY STOCKHOLDERS. The Company, acting through its Board of Directors, will, in accordance with Applicable Law and its Organizational Documents: (i) as soon as practicable, duly call, give notice of, convene and hold a special meeting of the stockholders of the Company holding Company Common Stock (including the Company Common Stock held by Genmar) on the "record date" established by the Company's Board of Directors for the purpose of adopting and approving this Agreement, the Merger and the Transactions (the "Special Meeting"), which approval shall require, by agreement of the Parties, at least 90% of such Company Common Stock, and (ii) use its best efforts to obtain the 90% approval necessary for adoption of this Agreement, the Merger, and the Transactions by the stockholders of the Company at or pursuant to the Special Meeting, all in accordance with the DBCL. The Special Meeting and the adoption and approval described herein, shall take place and be obtained respectively, not later than July 15, 1999. The Stockholders who are signatories to this Agreement covenant and agree that they will each, severally,
(i) vote all of their Company Common Stock in favor of approval and adoption of this Agreement, the Merger and the Transactions, and (ii) shall not exercise Dissenter's Rights.

              b) APPROVAL BY COMPANY BOARD OF DIRECTORS. The Company represents that its Board of Directors has (i) determined that this Agreement, the Merger and the Transactions are in the best interest of the Company and the stockholders of the Company, (ii) approved this Agreement, the Merger, and the Transactions, which approval satisfies in full the requirements of the Company's Organizational Documents and applicable requirements of the DBCL, and
(iii) resolved to recommend approval and adoption by the stockholders of the Company of this Agreement, the Merger and the Transactions to the extent and in a manner required by Applicable Law.

              c) APPROVAL BY MERGER SUBSIDIARY STOCKHOLDER. (i) Genmar has approved and adopted this Agreement, the Merger and the Transactions, on behalf of itself and on behalf of the Merger Subsidiary as the sole stockholder of the Merger Subsidiary, and (ii) the Board of Directors of the Merger Subsidiary has approved and adopted this Agreement, the Merger and the Transactions, in each case in accordance with Applicable Law.

              d) APPROVAL DATES. The approvals required by (i) Section 1.2(a) shall occur on or before July 15, 1999, and (ii) Sections 1.2(b) and (c) occurred prior to the execution of this Agreement.

       1.3 CLOSING. Unless this Agreement is terminated pursuant to the provisions of Article VIII hereof and the Merger and the Transactions have been abandoned, and subject to the satisfaction or, if possible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Merger Closing") will take place at the alternative times set forth in Sections 1.3(a) or 1.3(b) below.

              a) GENMAR INITIAL PUBLIC OFFERING. In the event Genmar completes an initial public offering pursuant to an Underwriting Agreement and issues and sells Genmar stock in a firm commitment public offering (the "Public Offering") registered on Form S-1 in accordance with the requirements of the Securities Act of 1933 as amended (the "Act"), on or before March 31, 2000, the Merger Closing will take place within ten (10) business days (such date to be selected by Genmar in its discretion) subsequent to the closing of the Public Offering at the offices of Briggs and Morgan, P.A., 2400 IDS Center, Minneapolis, Minnesota at 10:00 a.m. local time, or on such other date or such other place and time as determined by Genmar (the "Public Offering Closing Date"), subject to the termination provisions of Article VIII of this Agreement.

              b)     NO PUBLIC OFFERING.

                     (i) In the event that a Public Offering of Genmar Common Stock is not closed on or before March 31, 2000, the Merger Closing shall take place at the offices of Briggs and Morgan, P.A. at the address set forth above at 10:00 a.m. local time on April 1, 2000, or within thirty (30) days thereafter, such exact date to be established in the sole discretion of Genmar (the "Secondary Closing Date"), subject to the termination provisions of Article VIII of this Agreement. Notwithstanding the foregoing, in the event that Genmar determines in good faith that a Public Offering is unlikely to occur on or before March 31, 2000 and such determination is made prior to December 15, 1999, then the Company may request that the Secondary Closing Date be scheduled, and the Merger Closing occur prior to the end of business on December 31, 1999.

                     (ii)   In the event that the transaction described in
                            Section 1.3(b)(i) above and 2.1(b) occurs, the Parties hereto and the stockholders of the Company (upon approval and adoption of this Agreement) agree that the following alternative (mutually exclusive) transaction structures shall be utilized to effect the transfer of the Company Common Stock, in each case with the alternative details and consequences of such alternative structure to be satisfactory to Genmar and its counsel, as compared to the Merger:

                            A) the stockholders of the Company will effect a direct transfer of the Company Common Stock to Genmar in exchange for the Notes. The purchase price for each share of Company Common Stock shall be Note Merger Consideration computed in accordance with the formula set forth in Section 2.1(b) hereinbelow. The alternative set forth in this Section shall not be available under this Agreement unless every share of Company Common Stock participates in the transfer.
                                   In the event this stock sale alternative is selected by the Company (i) the Company and the shareholders of the Company shall provide written notice of the selection under this Section to Genmar not less than fourteen (14) days prior to any anticipated Closing Date,
                                   (ii) the Merger will not take effect, and
                                   (iii) the stockholders of the Company shall be required hereunder to deliver their stock certificates representing the Company Common Stock to be transferred, along with executed stock powers endorsed in blank. All other provisions of this Agreement necessary to effect the provisions of this Section shall remain in full force and effect, except to the extent that a provision of this Agreement is inconsistent with this Section and must be, and hereby is, conformed by the operation of this Agreement and the terms of this Section, to be consistent with the direct stock sale described hereinabove.

                            B) the Merger form under this Agreement will be changed from a "forward" merger to a "reverse" merger with the following attributes: (i) Genmar shall liquidate the Merger Subsidiary and a new subsidiary of Genmar will be formed (the "New Merger Subsidiary") and will be merged with and into the Company, which shall change the definition of "Merger" under this Agreement,
                                   (ii) as a result of the Merger, the separate existence of the New Merger Subsidiary will cease and the Company will continue as Surviving Corporation, and (iii) the Note Merger Consideration will be determined in accordance with Section 2.1(b). In the event that this "reverse" merger alternative is selected by the Company, the Company shall provide notice to Genmar not less than fourteen (14) days prior to any anticipated Closing Date. All other provisions of this Agreement necessary to effect the provisions of this Section shall remain in full force and effect, except to the extent that a provision of this Agreement is inconsistent with this Section and must be, and hereby is, conformed by the operation of the terms of this Section to be consistent with the reverse merger described herein.

       The other provisions of this Agreement shall be interpreted and construed to reasonably implement the foregoing provisions, including without limitations references to the effect of the Merger on the parties to this Agreement.

       In connection with any Merger Closing with no Public Offering, Genmar shall deliver to the stockholders of the Company, at addresses provided by the Company, at least fifteen (15) days prior to the Merger Closing, audited financial statements for its fiscal year ended June 30, 1999 and quarterly unaudited financial statements for the most recent fiscal quarter, together with narrative information that is comparable to that provided to Genmar's significant vendors.

              c) CLOSING DATE DEFINITION. The term "Closing Date" shall refer in the alternative to the Public Offering Closing Date or the Secondary Closing Date, both of which shall be deemed a "Merger Closing", as applicable to the particular circumstances of the closing of this Agreement, the Merger and the Transactions.

       1.4 EFFECTIVE DATE. On the Closing Date, the parties will cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to and in accordance with the DBCL, substantially in the form attached hereto as EXHIBIT A. The Merger will become effective on the Effective Date.

       1.5 EFFECT OF THE MERGER. From and after the Effective Date, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company, and the Merger Subsidiary and the Merger will otherwise have the effects as provided under the DBCL. The outstanding shares of Company Common Stock (other than the Company Common Stock held by Genmar , which shall be canceled) shall be converted into the Merger Consideration, and the outstanding shares of the capital stock of the Merger Subsidiary shall be unaffected by the Merger, all on the basis, terms and conditions described in
Article II hereof.

       1.6 CERTIFICATE OF INCORPORATION. From and after the Effective Date, the Certificate of Incorporation of the Surviving Corporation will be substantially in the form attached hereto as EXHIBIT B until amended in accordance with Applicable Law, and the name of the Surviving Corporation shall be the name of the Company or such other name as Genmar may elect.

       1.7 BYLAWS. From and after the Effective Date, the bylaws of the Surviving Corporation shall be the bylaws of the Merger Subsidiary in effect immediately prior to the Effective Date.

       1.8 DIRECTORS AND OFFICERS. From and after the Effective Date, until successors are duly elected or appointed and qualified (or their earlier resignation or removal) in accordance with Applicable Law, the directors and officers of the Surviving Corporation shall be as follows:

       DIRECTORS

              Grant E. Oppegaard
              Roger R. Cloutier II
              John S. Rosendahl

       OFFICERS

              Grant E. Oppegaard                 President
              Roger R. Cloutier II               Vice President
              Mary P. McConnell                  Vice President, Secretary
              John S. Rosendahl                  Vice President
              Mark W. Peters                     Vice President

       From and after the Effective Date, the officers and directors of the Company prior to the Effective Date shall be deemed resigned for all purposes, except as may be necessary or desirable pursuant to the provisions of Section
1.10 hereof.

       1.9 WAIVER(S) UNDER AND TERMINATION OF STOCKHOLDERS' AGREEMENT. By virtue of the respective approvals of this Agreement, the Merger and the Transactions (i) by the stockholders of the Company (including Genmar) pursuant to Section 1.2(a), and/or (ii) by the Stockholders by execution of this Agreement, and (iii) by Genmar, the Company, the stockholders of the Company, the Stockholders and the Company covenant and agree that any provision(s) of the Stockholders' Agreement by and among the Company, Genmar and the Pyramid Investors (as defined by the Stockholders' Agreement) made and entered into on March 23, 1999 (the "Stockholders' Agreement") which require or prohibit certain acts, omissions or procedures in connection with the execution and approval of this Agreement, the Merger or the Transactions are hereby irrevocably waived and/or amended to conform with or to otherwise allow the operation of this Agreement, the Merger or the Transactions without violation of, or the giving a right of action with respect to any stockholder of the Company under, the Stockholders' Agreement. Upon the Effective Date, the stockholders of the Company, including Genmar, by their approval of this Agreement, the Merger and the Transactions, hereby agree that the Stockholders' Agreement shall be terminated with no further action of the stockholders of the Company or the Company, and upon such termination the Stockholders' Agreement shall be null, void and of no further force or effect.

       1.10 SUBSEQUENT ACTIONS. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to perfect or confirm of record or otherwise vest in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of the Company or the Merger Subsidiary acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of the Company and the Merger Subsidiary, as applicable, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of the Company or the Merger Subsidiary, and all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                     ARTICLE II.

                        CONVERSION OF SECURITIES AND EXCHANGE

       2.1 ALTERNATIVE CONSIDERATION. The parties acknowledge and agree that in the event the Merger is consummated subsequent to the Public Offering of Genmar stock (the "Genmar Public Shares") in accordance with Section 1.3(a), the consideration for the Merger shall be the right to receive shares of Genmar Common Stock and the other consideration as set forth in Section 2.1(a) below. In the event, however, that the Merger is consummated prior to any Public Offering in accordance with Section 1.3(b), the consideration for the Merger shall be non-negotiable unsecured, subordinated interest bearing notes, substantially in the form attached hereto as EXHIBIT C, issued by Genmar dated as of the Effective Date in accordance with Section 2.1(b) below (the "Notes"). The Notes shall have a maturity at least two (2) years beyond Genmar's longest term debt maturity date and bear interest at one percent (1%) over Genmar's effective borrowing rate under its revolving line of credit facility at the Effective Date, as determined by Genmar.

              a) MERGER PURSUANT TO PUBLIC OFFERING. In the event that the Merger takes place pursuant to the Public Offering, at the Effective Date by virtue of the Merger each share of Company Common Stock (excluding Company Common Stock held by Genmar, which shall cease to exist upon the Merger at the Effective Date) will be converted into the right to receive shares of Genmar Common Stock (such Genmar Common Stock, the "Stock Merger Consideration") pursuant to the following formula:

     $12,275,000                     the number of shares of Company Common
 ---------------------  DIVIDED BY   Stock (excluding Company Common Stock held
 Public Offering Price               by Genmar)

After taking into account the set-off pursuant to Section 2.1(e) below, which is anticipated to amount to $1,275,000, fractional shares of Genmar Common Stock shall be issued, and in lieu thereof stockholders of the Company shall be paid cash by Genmar equal to such fractional share multiplied by the Public Offering Price.

"Public Offering Price" is the initial offering price in the Public Offering of the Genmar Public Shares.

              b) MERGER WITHOUT PUBLIC OFFERING. In the event that the Public Offering has not taken place on or before March 31, 2000, each share of Company Common Stock (excluding Company Common Stock held by Genmar) will, after taking into account the set-off pursuant to Section 2.1(e) below, which is anticipated to amount to $1,275,000, be converted into the right to receive a dollar value which represents a portion of principal of a Note to be issued to each stockholder of the Company (other than Genmar) (the "Note Merger Consideration"), determined by dividing (after application of the set-off provision in Section 2.1(e)):

              (x)    $12,275,000, BY

              (y) the total number of Company Common Stock shares (excluding Company Common Stock held by Genmar).

              c) DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, Dissenting Shares (as defined below) shall not be converted into the right to receive Merger Consideration (as defined in paragraph (d) below), but holders of such shares shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DBCL, except that any Dissenting Shares held by a stockholder of the Company who shall thereafter withdraw such demand for appraisal of such shares, or shall lose the right of appraisal as provided in such Section 262, shall thereupon be deemed to have been converted at the Effective Date into the right to receive the Merger Consideration, without interest thereon. In the event the aggregate Dissenting Shares of Company Common Stock equals two and one-half percent (2 1/2%) or less of the shares held by the stockholders of the Company (determined by reference to the stockholder record date established by the Company Board of Directors with respect to this Agreement and the Transactions, Genmar shall direct, at its own cost and expense all negotiations and proceedings with respect to demands for appraisals under the DBCL and shall be responsible for paying any and all amounts required to be paid to the holders of Dissenting Shares thereunder and any other amounts due to Dissenting Shares as a result of this Agreement and the consummation of the Transactions). In the event such Dissenting Shares exceed two and one-half percent (2 1/2%) of such Company Common Stock,
(i) the non-dissenting stockholders of the Company shall direct, at their sole cost and expense, all negotiations and proceedings with respect to demands for appraisals under the DBCL and shall be responsible for paying any and all amounts required to be paid to the holders of Dissenting Shares as a result of this Agreement and the Transactions, and (ii) Genmar shall have the right to withhold the Merger Consideration associated with such Dissenting Shares plus $500,000 of Merger Consideration which shall be used for the costs and expenses of the Dissenting Shareholder action. The non-dissenting stockholders of the Company shall share all such costs, expenses and payments pro rata in accordance with their right to receive the Merger Consideration (after application of the set-off provision in Section 2.1(e)). Subsequent to settlement or disposal of the matters relating to Dissenting Shares, the balance, if any, of such withheld Merger Consideration shall be distributed pro-rata to the non-dissenting stockholders of the Company in accordance with the previous sentence. For purposes of this Agreement, "Dissenting Shares" shall mean common stock of the Company held by any stockholder of the Company who properly demands appraisal rights pursuant to Section 262 of the DBCL and who may thereby become entitled to the payment of the fair value of such common stock shares held by such stockholder under the DBCL.

              d) MERGER CONSIDERATION. The Stock Merger Consideration, the Note Merger Consideration and the cash payments for fractional shares may also be referred to herein, either individually or collectively, as the "Merger Consideration."

              e) RIGHT OF SETOFF. To the extent that any stockholder of the Company is indebted to the Company at the Effective Date, whether or not such debt is then due and owing, (i) Genmar shall reduce the Merger Consideration otherwise transferable and/or payable to such stockholder by the full amount of such debt, (ii) the debt shall be canceled, to the extent and amount of the offset, and (iii) the reduction of debt shall be recorded as a contribution of capital by Genmar in the records of the Surviving Corporation. The debt described herein that is not currently due on the date hereof but which is accelerated pursuant to the foregoing provision, shall be discounted by 9% from the date hereof (to reflect the time value of money). The Parties acknowledge and agree that $1,275,000 of the $12,275,000 amount set forth above shall be offset pursuant to the terms hereof.

       2.2 EFFECT OF MERGER ON COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and shall be canceled.

       2.3 WARRANTS AND OPTIONS. All of the Company's Warrants and Options are set forth on EXHIBIT D hereto.

              a) WARRANTS HELD BY STOCKHOLDERS. Any Warrants held by any Stockholder shall, by operation of this Agreement, and without further action, be canceled and terminated as of the Effective Date. Any Warrants held by any other stockholder of the Company following approval of this Agreement, the Merger and the Transactions by such stockholder either by execution or approval of this Agreement pursuant to Section 1.2(a), shall, without further action, be canceled and terminated as of the Effective Date.

              b) WARRANTS HELD BY OTHERS. Unless canceled or exercised prior to the Effective Date by the holders thereof, all Warrants of the Company held by any Person not a stockholder of the Company shall, by virtue of the Merger, become Warrants to purchase that amount of Merger Consideration as would have been issuable to the holder of any such Warrants upon the Effective Date, if the Warrant had been exercised immediately prior to the Effective Date, with the same aggregate exercise price for the Warrants for the Merger Consideration as exists immediately prior to the Effective Date.

              c) COMPANY STOCK OPTION PLAN. In accordance with the terms of the Company's Stock Option Plan of 1999, all Options issued thereunder may be exercised in accordance with their terms by the Option holders during the period from the scheduling of the Closing and the provision of notice of such scheduled Closing Date until 5:00 p.m. one (1) day prior to the scheduled Merger Closing. Unless Genmar in its sole discretion elects to assume or substitute other options for any unexercised Options to acquire common stock of the Company, all such unexercised options shall by virtue of the Merger be without further action canceled and terminated as of the Effective Date.

       2.4 UNREGISTERED SHARES. The stockholders of the Company have been informed by Genmar that the Merger Consideration (either in the form of Genmar Common Stock or the Notes) has not been registered under the Act, and that (i) such Genmar Common Stock must be held for the time required by SEC Rule 144, unless (a) the distribution for sale of the Genmar Common Stock has been registered under the Act in accordance with Section 2.6 hereof or otherwise, (b) a sale of the Genmar Common Stock is made in conformity with the provisions of SEC Rule 144 or (c) in the opinion of counsel, which opinion is reasonably acceptable to Genmar, some other exemption from registration is available with respect to any other sale, transfer or other disposition of such Genmar Common Stock, and (ii) the Notes are nonnegotiable, subordinated and unsecured, and may not be sold or otherwise transferred under any circumstances (except to Genmar).

       2.5 STOCK CERTIFICATE LEGENDS. Each stockholder of the Company acknowledges and understands that stock transfer instructions will be given to Genmar's transfer agent with respect to the Merger Consideration and that there will be placed on the certificates for the Genmar Common Stock, or any substitution therefor, the following legend:

                     "The securities represented by this Certificate have been issued without registration under the Securities Act of 1933, (the "Act") or any State securities laws. They may not be sold, assigned, pledged or otherwise transferred for value unless they are registered under the Act and any applicable state securities laws or the Company receives an opinion of counsel satisfactory to it, or otherwise satisfies itself, that registration is not required."

       2.6    REGISTRATION.

              a) REQUIRED REGISTRATION. In the event that Genmar Common Stock is issued in connection with the Merger, within nine (9) months after the Effective Date, Genmar shall prepare and file one registration statement under the Act, covering the shares of Genmar Common Stock issued in connection with the Merger and shall use commercially reasonable efforts to cause such registration statement to become effective. Genmar shall be obligated to prepare, file and cause to become effective only one registration statement pursuant to this paragraph and to pay the expenses associated with such registration statement. Genmar's obligation to keep such registration statement effective shall cease (i) two (2) years after the date upon which it is first declared effective by the SEC, or (ii) upon the replacement of such registration statement by an effective registration of the Genmar Common Stock on Form S-3 as described in Section 2.6(b) below.

              b) FORM S-3 REGISTRATION. Any time that Genmar is eligible to use Form S-3, and Genmar desires to use Form S-3 for registration hereunder, Genmar shall prepare and file one registration statement under the Act, covering the remaining shares of Genmar Common Stock which are the subject of the prior Form S-1 registration statement that have not been sold pursuant thereto and shall use reasonable commercial efforts to cause such registration statement to become effective. Genmar shall be obligated to prepare, file and cause to become effective only one registration statement pursuant to this paragraph and to pay the expenses associated with such registration statement. Genmar's obligation to keep such registration statement effective shall cease two (2) years after the date the first registration of the Genmar Common Stock was first declared effective by the SEC.

              c) COOPERATION FOR RULE 144 TRANSFERS. After the expiration of the effectiveness of any and all registration statements in Section (a) or
(b) above, Genmar shall provide reasonable assistance to facilitate the sale under SEC Rule 144 of any remaining Genmar Common Stock not sold pursuant to such registration statements.

              d) OTHER REGISTRATION MATTERS. The stockholders of the Company shall provide to Genmar all additional information that is not otherwise available to Genmar pursuant to the transactions contemplated hereby as Genmar deems necessary (in conformity with Applicable Laws) for the preparation and filing of a registration statement. Genmar may (i) suspend sales of the

Genmar Common Stock pursuant to the registration statement filed pursuant to this Section 2.6 if it determines in good faith that it contains statements that are materially misleading or omits to state material information required to be included therein or necessary to make the registration statement not misleading until such time as the misleading statement(s) or omission(s) have been corrected by Genmar acting with all reasonable diligence, and (ii) delay registration for a period of up to ninety (90) days if it determines, in good faith, that such registration would have a material adverse effect on Genmar.

       2.7    INDEMNITY.

              a) INDEMNIFICATION BY STOCKHOLDERS. If Genmar Common Stock is registered pursuant to Section 2.6 hereof, each stockholder of the Company will severally, in accordance with each such shareholder's pro rata ownership interest in the Genmar Common Stock which was registered pursuant to the registration statement(s) set forth in Section 2.6 above, indemnify and hold harmless Genmar, each officer of Genmar who signs a registration statement filed pursuant to Section 2.6 and each director of Genmar, against all losses, claims, damages or liabilities to which Genmar or such officer or director may become subject arising out of any untrue statement of any material fact contained in the registration statement, any final prospectus contained therein or any amendment or supplement thereof, or arising out of the omission to state therein the material fact required to be stated therein or necessary therein not misleading; PROVIDED, HOWEVER, that the stockholders of the Company shall have such obligation to indemnify only in each case to the extent that such untrue statement or omission was made by Genmar in reliance upon, and in strict conformity with, accurately described written information furnished by the stockholders of the Company specifically for use in preparation of the registration statement. The stockholders of the Company shall have the right to review and approve, through their counsel, any such registration statement, or part thereof, which describes the stockholders of the Company, the transactions contemplated by this Agreement or the Company and its operations within three (3) business days prior to its submission to the SEC. Notwithstanding the foregoing provisions of this
Section 2.7, the stockholders of the Company shall have no liability or other indemnification obligation with respect to any financial projections or other such forward looking information disclosed in the registration statement by Genmar, whether or not such information pertains to the Company or was provided or prepared by the stockholders of the Company.

              b) INDEMNIFICATION BY GENMAR. Genmar agrees to indemnify and hold harmless each stockholder of the Company selling Genmar Common Stock that is registered pursuant to Section 2.6 against all losses, claims, damages or liabilities to which such stockholder of the Company may become subject arising out of any untrue statement of material fact contained in the registration statement and final prospectus contained therein or any amendment or supplement thereof arising out of the omission to state therein the material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that Genmar shall have no such obligation to indemnify to the extent that such untrue statement or omission was made in reliance upon, in strict conformity with, accurately described information furnished by the stockholders of the Company specifically for use in the preparation of the registration statement.

              c) LIMITATION ON LIABILITY OF THE HOLDERS OF GENMAR COMMON STOCK. The liability of each holder of Genmar Common Stock in respect of any indemnification or contribution obligation of such holder arising under this Section shall not in any event exceed an amount equal to such holder's pro-rata portion of the Merger Consideration.


                                     ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       As an inducement to Genmar and Merger Subsidiary to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Genmar and Merger Subsidiary that the following representations and warranties are true and correct:

       3.1 ORGANIZATION AND GOOD STANDING. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own its properties and to carry on its business as now conducted. True and correct copies of the Certificate of Incorporation and By-laws of the Company as currently in effect have been delivered to Genmar. The Company is qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the conduct of its business or the ownership, leasing or occupancy of its properties requires such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, have a material adverse effect on (i) the business, operations, condition (financial or otherwise) or prospects of the Company, or (ii) the ability of the Company to enter into, deliver, and perform this Agreement and/or any of the Transactions, or otherwise effect the Merger.

       3.2 POWER AND AUTHORITY. The Company has all requisite power and authority to enter into this Agreement, the Merger and the Transactions and to perform fully its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the performance and completion of the Transactions by the Company and its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Company and its stockholders. Each of the Agreement and the Transactions is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

       3.3 CONSENTS AND APPROVALS. Except as disclosed in SCHEDULE 3.3, no filings with, notices or reports to, authorizations, registrations, consents or approvals of, or exemptions from, any governmental or regulatory authority, agency, court, commission or other similar entity, domestic (either national, state or local) or foreign ("Governmental Entity") or any other person are required to be made or obtained by the Company or the Partnership in connection with the execution and delivery of this Agreement by the Company or the Transactions contemplated hereby or thereby, the failure to obtain which is likely to have a material adverse effect.

       3.4 NO VIOLATIONS. Except as disclosed in SCHEDULE 3.4, the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder and the consummation of the Transactions (a) do not and shall not conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company and (b) do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute, with or without the passage of time or the giving of notice or both, a default under, (iii) result in the creation of any lien, mortgage, charge, encumbrance, interest or restriction (each, an "Encumbrance") upon any interests in or assets of the Company pursuant to, (iv) give any third party the right to modify, terminate, cancel or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, registration, consent or approval of, exemption from, or other action by, or notice or report to, any court pursuant to, any agreement, commitment, Contract, instrument, lease, obligation, decree, judgment or order to which the Company or the Partnership, or any of their respective assets are subject or by which any of them is bound.

       3.5 EQUITY INTERESTS. The Company has one class of common stock, par value $.00001 per share ("Common Stock"), which is currently held by the Persons and in the amounts shown on SCHEDULE 3.5, and are duly authorized, validly issued and outstanding, fully paid and non-assessable. Except as disclosed on
SCHEDULE 3.5, there shall be no outstanding subscriptions, options, warrants or other rights to acquire from the Company any shares of Company Common Stock or other securities of the Company, no outstanding securities that are convertible into, exercisable for or exchangeable for any Common Stock or other securities, and no stock appreciation, phantom stock or similar rights relating to the Company.

       3.6 FINANCIAL STATEMENTS. Each of the financial statements of the Company previously delivered to Genmar and the related notes and schedules, including, without limitation, the balance sheet and income statement for each period prior to and ending on May 31, 1999 (the "Financial Information"), all of which are free of material misstatement and fairly present the financial position of the Company as of their respective dates in accordance with generally accepted accounting principles consistently applied ("GAAP"). The books of account and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, and there have been no transactions involving the business of the Company which properly should have been set forth therein and which have not been accurately so set forth.

       3.7 REAL PROPERTY. SCHEDULE 3.7 contains a legal description of the real property currently owned, used or leased by the Company (collectively, the "Real Property"). The Company has the right to quiet enjoyment of all Real Property leased by it for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Except as set forth in SCHEDULE 3.7, no default under or right of the lessor to terminate any lease or other written or oral agreement under which the Company has the right to use any of the Real Property presently exists or shall occur as a result of the execution of this Agreement or the consummation of the Transactions, including the Merger. Notwithstanding disclosure of such default or right of the lessor to terminate any lease, the Company shall be obligated hereunder as an additional covenant of this Agreement to cure all such defaults and/or obtain a waiver of any right to terminate that may now exist or exists on the Closing Date. All structures and other improvements on all Real Property are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Real Property conform to all Applicable Laws, including all material applicable building, zoning, safety and subdivision laws and Environmental and Safety Requirements, and all restrictive covenants and restrictions conditions affecting title. Neither the Company nor the Partnership has received written or oral notice of assessments for public improvements or condemnation against any Real Property.

       3.8 CONTRACTS. Except as set forth on SCHEDULE 3.8, the Company is not in breach of any of the Contracts and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of any Contract, nor, to the best of the Company's knowledge, is any third party in breach of any such Contract. Each Contract of the Company is in full force and effect and is enforceable in accordance with its terms. True and complete copies of all Contracts have previously been made available to Genmar.

       3.9 INTELLECTUAL PROPERTY. The Company owns and possesses all right, title and interest in and to, or has the right to acquire a written, enforceable license to use, all of its Intellectual Property free and clear of all Encumbrances and other interests, except as set forth on SCHEDULE 3.9. The Company owns and possesses all right, title and interest in and to all Intellectual Property necessary or required for the ownership, license and other use and operation of the Company's Personal Property (as defined in Section 3.13 below), including the right to license or lease such Intellectual Property and/or Personal Property to third parties. The Company has full ownership rights and interests in and to all of the trade secrets used in connection with its Personal Property, which trade secrets have not been used, disclosed or appropriated by any individual or entity not subject to an enforceable confidentiality/non-disclosure agreement or obligation. Except as set forth on
SCHEDULE 3.9, no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been made or is threatened against the Company or any Affiliate of the Company, and there are no grounds for any such claim. The Company has not infringed or misappropriated any Intellectual Property and no such claim has been made or threatened against the Company or the Partnership, and there are no grounds for any such claim. The operation of the Company's business will not result in the infringement or misappropriation of any Intellectual Property rights of third parties. The Company has taken reasonable and prudent steps to protect the Intellectual Property from infringement by any other individual or entity. "Intellectual Property" means: all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trade names, trademarks, trade dress, logos and all goodwill associated therewith; all copyrights, copyrightable work, and mask works; all registrations and applications and renewals for any of the foregoing; all trade secrets, manufacturing and production processes and techniques, technical and computer data, documentation and software, software licenses, financial, business and marketing plans, customer and supplier lists and all tangible embodiments thereof.

       3.10 LITIGATION. Except as set forth on SCHEDULE 3.10 hereto: (i) there are no civil, criminal or administrative claims, actions, suits, investigations or proceedings pending or threatened against the Company or any affiliate of the Company before or by any court or other Governmental Entity, and (ii) the Company is not subject to any injunction, order or other decree of any court or other Governmental Entity of competent jurisdiction.

       3.11 COMPLIANCE WITH LAWS. The Company is and has been in material compliance with all Applicable Laws. Except where failure to do so would not have a material adverse effect, the Company possesses, and is in compliance with, all licenses, permits, approvals and other governmental authorizations necessary to the conduct of its business, and such licenses, permits, approvals and authorizations shall not be affected, directly or indirectly, by the consummation of this Agreement, the Merger or the Transactions.

       3.12   ENVIRONMENTAL AND SAFETY MATTERS.

              a) DEFINITIONS. "Environmental and Safety Requirements" means all federal, state and local laws, ordinances, rules, regulations and similar provisions having the force or effect of law, all judicial and administrative permits, orders and determinations, all Contractual Obligations and all other Applicable Laws concerning public health and safety, worker health and safety, and pollution or protection of the environment.

              b) COMPLIANCE. The Company has complied, and is in material compliance, with all applicable Environmental and Safety Requirements, and neither the Company nor the Partnership has received any notice, report or information regarding any liabilities (whether absolute, accrued, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements.

              c) PERMITS, LICENSES AND AUTHORIZATION. Except as set forth in SCHEDULE 3.12 hereto, there are no permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the operation of the business in the manner contemplated by the Company.

              d) HANDLING OF MATERIALS. The Company and the Partnership have generated, transported, stored, handled, disposed of or contracted for the disposal of hazardous materials only in accordance with all Environmental and Safety Requirements. To the Knowledge of the Company, no employee of the Company has, in the course and scope of employment with the Company or the Partnership, been exposed to any hazardous materials in such a manner as to be materially harmed thereby (whether such harm is now known to exist or will be discovered in the future). The Company and the Partnership are not listed as a potentially responsible party under CERCLA or any comparable or similar federal or state statute, and neither the Company nor any of its Affiliates has received notice of such listing and no Knowledge of any facts or circumstances which could give rise to such a listing. As used in this Section 3.12, "hazardous materials" means the storage, transportation, disposal or treatment of hazardous materials, as defined and regulated by applicable Environmental and Safety Requirements.

              e) STATUS OF REAL PROPERTY. All owned and leased real property used by the Company has been operated and is in compliance with all material respects with all Environmental and Safety Requirements, including all Applicable Laws related to underground and/or above ground petroleum storage tanks. The Company and its Affiliates have complied in all material respects with all Applicable Laws, including Environmental and Safety Requirements, and have obtained or taken appropriate steps, as required by such laws, to obtain all environmental, health and safety permits, consents, approvals, licenses and other authorizations necessary for the ownership, lease and operation of the Company's business. To the Knowledge of the Company, all Real Property on which operations of the Company are conducted are free of any and all environmental conditions and hazardous materials and is not subject to any environmental claim or "super fund"-type Encumbrances arising from the release or threatened release of any hazardous materials in, on, about or under such Real Property.

              f) THIRD PARTY DISPOSALS. To the Knowledge of the Company, all third parties with which the Company has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any pollutant or hazardous materials generated or present in any real estate operated by the Company or the Partnership, or which otherwise participates or has participated in activities or conduct related to the Real Property or the business, were properly permitted at the relevant time to perform the foregoing activities or conduct.

              g) WELLS AND TANKS. Any wells or underground and/or above ground storage tanks (whether or not currently in use) on any parcel of Real Property used by the Company are in sound condition, are not leaking and comply in all material respects with all applicable Environmental and Safety Requirements.

              h) PROHIBITED USAGE. No part of any parcel of the Real Property used by the Company is now being used, nor to the Company's Knowledge has any parcel of such Real Property ever been used as a landfill, dump or other disposal, storage, transfer, treating or handling area for any hazardous materials, or as a facility for selling, dispensing, storing, transferring, treating or handling hazardous materials.

              i)     PENDING INVESTIGATIONS.   The Company has no Knowledge of
either itself or any Affiliate being subject to any investigation (and have not received any written notification) of any judicial or administrative proceeding, notice, order, judgment, decree or settlement alleging or addressing (i) any violation of Environmental and Safety Requirements, or (ii) any environmental claims or liabilities and costs arising from the release or threatened release of any hazardous materials.

       3.13 PROPERTY. The Company has good and marketable title to all Personal Property owned by it, free and clear of all Encumbrances, other than Encumbrances reflected on SCHEDULE 3.13 hereto. Except for defaults under certain Contracts due to late payments, the Company has the right to quiet enjoyment of all tangible Personal Property leased by it for the full term, including all renewal rights, of the lease or similar agreement relating thereto. All personal property owned or leased by the Company is referred to herein as the "Personal Property". Except as reflected on SCHEDULE 3.3, no default under or right of the lessor to terminate any lease or other written or oral agreement under which the Company or the Partnership has the right to use any Personal Property shall occur as a result of the execution of the Agreement or the consummation of the Transactions.

       3.14   TAX MATTERS.

              a) DEFINITIONS. The term "Tax" (or "Taxes" where applicable) means any federal, state, local or foreign income, gross receipts, withholding, sales, AD VALOREM or transfer tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and the term "Tax Liability" means any liability (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

              b) TAX FILINGS. The Company has timely filed all required Tax reports and returns, and all such Tax reports and returns are correct and complete. Except as indicated in SCHEDULE 3.14 hereto, all Taxes arising from the operations of the Company or the Partnership have been paid or adequately reserved for, whether or not such Taxes are shown on any Tax report or return. Neither the Company nor the Partnership has any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

              c) WITHHOLDINGS. The Company has withheld and paid all Tax Liabilities required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

       3.15 FINDERS. No broker's, finder's or any similar fee has been or shall be incurred by or on behalf of the Company in connection with the origin, negotiation, execution or delivery of any of the Collateral Documents or the consummation of the transactions contemplated hereby or thereby.

       3.16 INSURANCE. All insurance policies taken out by or on behalf of the Company are valid, enforceable and in full force and effect. All premiums with respect to such policies covering all periods up to and including the date as of which this representation, and as of the Effective Date, have been paid or properly accrued and no written notice of late payment, cancellation or termination has been received with respect to any such policy. The insurance policies and risk management policies of the Company are sufficient for compliance with all requirements of Applicable Law and agreements to which the Company is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. Except as set forth in SCHEDULE 3.16 hereto, there have been no claims made for insurance payment under any of the insurance policies by the Company or the Partnership preceding the date of this Agreement. Complete and accurate copies of insurance policies of the Company and all endorsements thereto have been delivered to Genmar. Except as set forth in SCHEDULE 3.16, the Company has not been refused any insurance coverage and no insurance coverage has been canceled.

       3.17   EMPLOYEE BENEFIT MATTERS.

              a) Except as set forth on SCHEDULE 3.17, the Company does not maintain or contribute and has no actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangement, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangement which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company has never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans, arrangement, programs and agreements referred to the preceding two sentences are referred to collectively as the "Plans." The Company does not maintain or contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA") or similar state law.

              b) The Plans (and related trusts and insurance contracts) set forth on SCHEDULE 3.17 hereto comply in form and in operation with the requirements of Applicable Laws, including ERISA and the Code and the nondiscrimination rules thereof. All contributions, premiums or payments which are due on or before the date hereof and as of the Closing Date under each Plan have been paid. Each Plan which is intended to be qualified under Section 401(a) of the Code (i) has been amended on a timely basis in compliance with the Code and (ii) has received form the Internal Revenue Service a favorable determination letter which considers the terms of such Plan and its material amendments.

              c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Plans have been properly and timely filed with the appropriate government agency as required and distributed to participants, as required. The Company has complied with the requirements of COBRA.

              d) To the Knowledge of the Company (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code and (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets thereof (other than routine claims for benefits) are pending or threatened.

              e) The Company has not incurred and has no reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any member of a "controlled group" (within the meaning of Code
Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

       3.18 YEAR 2000 COMPLIANCE. To the Knowledge of the Company, after due inquiry, the Computer Systems (defined below) of the Company are Year 2000 Compatible (defined below). For purposes of this Agreement, "Year 2000 Compatible" shall mean, with respect to any Computer System, that such Computer System (i) records, stores, processes and provides true and accurate dates and calculations for dates and spans of dates, (ii) is and will be able to operate on a basis comparable to its current operation during and after calendar year 2000 A.D., including, but not limited to, leap years, and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references (or fails to represent or reference) different centuries or more than one century. For purposes of this Agreement, "Computer System" shall mean any and all computer software programs, semiconductor chips, microprocessors, embedded microcontrollers and other hardware containing programming instructions of any kind, whether owned or licensed or otherwise held by the Company.

       3.19 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company, the Partnership nor any officer, partner, employee, representative or other agent of the Company has, directly or indirectly, since inception of the Company or the Partnership given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person or entity who is or may be in a position to help or hinder the business of either the Company or the Partnership (or assist either the

Company or the Partnership in connection with any actual or proposed transaction) which (i) might subject the Company or its Affiliates to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of the Company or its Affiliates as reflected in its historical financial statements, or (iii) if not continued in the future, might adversely affect the Company's assets, business, operations or prospects or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

       3.20 RELATIONSHIP WITH RELATED PERSONS. Since December 31, 1998, excluding Genmar, the shareholders of the Company nor any of its directors, officers and employees and their Related Persons (as defined below) have not had any interest in any of the properties or assets of the Company and do not own, of record or as a beneficial owner, any equity interest or other financial or profit interest in any entity that (i) has had business dealings or a material financial interest in any transaction with the Company (other than as an employee, consultant, or legal counsel of the Company) or (ii) has engaged or is engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served or proposed to be served by the Company (a "Competing Business") (except for less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth on SCHEDULE 3.20, no shareholder, officer or member of the Board of Directors of the Company, and none of their Related Persons has any claim or right against, the Company, other than the rights that individuals serving the Company have with respect to indemnification under state law. "Related Persons" means with respect to any Person, their Affiliates.

       3.21 LABOR MATTERS. The Company has not experienced any attempt to organize any of its employees for collective bargaining or entering into a labor contract on behalf of such employees. The Company has not experienced any employee activity which may be adverse to the Company, including labor strikes or disturbances. There are no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such agreements, or as a result of such attempts to organize, which have not been finally resolved, settled or otherwise disposed of. The Company is in compliance in all material respects with all Applicable Laws respecting employment practices, employment documentation, terms and conditions of employment and wages and hours. There are no labor practice charges or complaints against or affecting the Company pending before any applicable Governmental Entity and there are no material facts or information which would have a reasonable probability of giving rise thereto.

       3.22 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, nor any statement or certificate furnished or to be furnished by the Company, or their respective representatives, in connection herewith or pursuant hereto, contains or will contain any untrue statement of material fact, or omit or will omit to state any material fact required to make the statements herein or therein contained not misleading. The Company disclosed to Genmar in writing all material adverse facts known to it relating to the same.

                                     ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES OF THE
                             STOCKHOLDERS OF THE COMPANY

       As an inducement to Genmar and the Merger Subsidiary to enter into this Agreement and to consummate the transactions contemplated hereby, each stockholder of the Company (other than Genmar) severally, but not with respect to any other stockholder of the Company, by approval and adoption (or execution, as applicable) of this Agreement, the Merger and the Transactions pursuant to Section 1.2(a), represent and warrant to Genmar and the Merger Subsidiary that the following representations and warranties are true and correct:

       4.1 ENFORCEABILITY. This Agreement has been duly executed and delivered by each Party hereto and constitutes, and each Collateral Document executed or required to be executed by or on behalf of any stockholder of the Company (other than Genmar) pursuant hereto or thereto when so executed and delivered will constitute, the legal, valid and binding obligations of the stockholders of the Company (other than Genmar), enforceable in accordance with their respective terms.

       4.2 TITLE TO COMPANY COMMON STOCK. Except as set forth on SCHEDULE 4.2, each stockholder of the Company, representing and warranting only as to his or its Company Common Stock, owns and has good and merchantable title to the Company Common Stock in his or its name in the records of the Company, free and clear of all Encumbrances or other interests. Notwithstanding any disclosure on SCHEDULE 4.2 hereof, each stockholder of the Company shall be obligated on the Effective Date to have removed any Encumbrances and other interests on his or its Company Common Stock prior to or contemporaneously with the Merger.

       4.3 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. Neither the execution nor delivery of this Agreement, the Merger or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Merger and the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the respective stockholders of the Company (other than Genmar) (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law or result in a material breach or violation of, or constitute a default in the performance, observance or fulfillment of, or permit the acceleration of any obligation or liability in, but for any requirements of notice or passage of time or both would constitute such a conflict with, any Contractual Obligation of the stockholders of the Company (ii) will result in or permit the creation or imposition of any Encumbrance or other interest upon any property or asset of a stockholder of the Company used or now contemplated to be used by the Company, or (iii) will require any governmental authorization or governmental filing, except for filing requirements in connection with the Merger, the Transactions, and the Act or applicable state securities laws which may apply to compliance by a stockholder of the Company.

                                      ARTICLE V.

                       REPRESENTATIONS AND WARRANTIES OF GENMAR
                              AND THE MERGER SUBSIDIARY

       Genmar and the Merger Subsidiary represent and warrant to the Company as follows:

       5.1 ORGANIZATION AND QUALIFICATION. Each of Genmar and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

       5.2 POWER AND AUTHORITY. Except for receiving lender consents, which is a condition precedent to the obligations of Genmar and the Merger Subsidiary to consummate the transactions contemplated by this Agreement, Genmar and the Merger Subsidiary have all requisite power and authority (corporate and other) and have in full force and effect all authorizations necessary or desirable in order to enable them, respectively, to execute and deliver, and to perform their respective obligations under, this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto and to consummate the Merger and the Transactions. The execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by each of Genmar and the Merger Subsidiary and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto when executed and delivered by it will constitute the legal, valid and binding obligations of Genmar and the Merger Subsidiary, respectively, enforceable in accordance with their respective terms.

       5.3 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. Except for receipt of the consent of Genmar's lenders, as may be necessary in connection with the consummation of this Agreement and the Transactions, neither the execution nor delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Merger or the Transactions nor compliance with the terms, conditions and provisions hereof or thereof by each of Genmar and Merger Subsidiary (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Genmar or the Merger Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such conflict with, breach or violation of, or default under, or permit any acceleration in any Contractual Obligation of Genmar or the Merger Subsidiary, or (ii) will require any authorization, except for filing requirements under Applicable Law in connection with the Merger and the Transactions and as the Act and applicable securities laws may apply to compliance by Genmar with the provisions of this Agreement relating to the Public Offering.

       5.4 FINANCIAL STATEMENTS. Any financial statements of Genmar delivered to the stockholders of the Company pursuant to Section 1.3 hereof, shall be free of material misstatement and fairly present the financial position of Genmar as of their respective dates in accordance with GAAP.

       5.5 INVESTIGATION. Genmar and the Merger Subsidiary have investigated and become generally familiar with the Company and its operations, including the present condition (financial and otherwise) of the Company, including the condition of the Company's assets, the level of protection and documentation (excluding infringement issues and compliance with the Company's representations and warranties with respect to Intellectual Property) currently in place with regard to the Company's Intellectual Property and the current status of the Company with regard to its loan guarantee obligations and Contractual Obligations to its and the Partnership's creditors.

       5.6 NO DISPOSITION OF THE COMPANY ASSETS. Neither Genmar, nor the Merger Subsidiary has any agreement, current plan or current intention to dispose of any substantial portion of the Company's assets following the Effective Date; provided, however, as a matter of business development or as circumstances arising after the Effective Date may evolve, the Surviving Corporation may dispose of any or all of its assets.

                                     ARTICLE VI.

                                 ADDITIONAL COVENANTS

       6.1 ACCESS TO INFORMATION. The Company will afford to Genmar and representatives of Genmar full access during normal business hours throughout the period prior to the Effective Date to all of the Company's properties, books, Contracts, commitments and records and, during such period, will promptly furnish upon request such reports, schedules, filings under Applicable Law (including without limitation federal or state securities laws), work papers and other sources of financial information processed or controlled by the Company or its accountants, and such other information concerning the Company and stockholders of the Company as Genmar may reasonably request.

       6.2 AGREEMENT TO COOPERATE. The Company and the stockholders of the Company (upon and after their approval of this Agreement) will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate this Agreement and the Merger and to make effective the Transactions, including commercially reasonable efforts to (i) prepare and file all requisite applications and amendments thereto, (ii) to obtain all necessary appropriate waivers, consents and approvals, including approvals of stockholders of the Company, and (iii) to lift any injunction or other legal bar to the Merger and the Transactions. In addition to the foregoing, the Company covenants to use best reasonable commercial efforts at or prior to the Effective Date to obtain timely consents of its or the Partnership's lenders and the administrative agencies affiliated with such lenders with respect to this Agreement and the Transactions.

       6.3 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, to the extent allowed by Applicable Law, this Agreement will not constitute an agreement to assign any claim, Contract, Contractual Obligation, governmental authorization, lease, private authorization, commitment, sales, service or purchase order, or any claim, right or benefit arising thereunder or resulting therefrom, if the Merger or the Transactions would be deemed an attempted assignment thereof without the required consent of a third party thereto and would constitute a breach thereof or in any way affect the rights of Genmar, the Merger Subsidiary or the Company thereunder.

       6.4    CONDUCT OF BUSINESS.

              a) Subject to the terms of the Management Agreement made by and between Genmar and the Company as of June 18, 1999 (the "Management Agreement"), prior to the Effective Date or the date, if any, on which this Agreement is earlier terminated, the Company will (i) use its best reasonable commercial efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, (ii) confer on a regular and frequent basis with one or more representatives of Genmar to report operational matters of materiality and the general status of ongoing operations, and (iii) notify Genmar of any emergency or other change in the normal course of its business and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the business, operations or financial condition of the Company.

              b) Except with the written permission of Genmar and subject to Genmar's actions taken pursuant to the terms of the Management Agreement, the Company agrees that the Company (i) will not make, declare or pay any dividends or other distributions on any Company Common Stock (except cancellation, modification or reissuance of Options and Warrants), (ii) will not enter into or terminate any employment arrangement or agreement with any director, officer or key employee, (iii) will not incur any obligation or liability (absolute or continuing), except current liabilities incurred, and obligations under Contracts enter into, in the ordinary course of business, (iv) will not discharge or satisfy any Encumbrance or pay any obligation or liability (absolute or contingent) other than the current liabilities shown on its financial statements, and current liabilities incurred since those dates in the ordinary course of business, (v) will not mortgage, pledge, create a security interest in, or subject to lien or other Encumbrance any of its assets, tangible or intangible, (vi) will not sell or transfer any of its tangible assets or cancel any debts or claims except in each case in the ordinary course of business, (vii) will not sell, assign, license or otherwise transfer or grant any rights in or to any trademark, trade name, patent, or other Intellectual Property to any third party other than Genmar, (viii) will not waive any right of any substantial value, (ix) will not make any material change in the tax procedures or practices followed by the Company, (x) will not make any change in credit terms offered by or to the Company, (xi) will not make any capital expenditure or material commitment for any additions or improvements to its property, plant or equipment, (xii) will not amend its capitalization, or issue any stocks, bonds or other securities, except that the Company may reissue options and warrants upon the advice and consent of Genmar and shall issue a note to Genmar as provided in Section 6.10, (xiii) will not enter into, modify or extend, or promise any bonus or incentive compensation program that was not in place prior to June 1, 1999, (xiv) will not terminate the Management Agreement unless pursuant to a specific right of termination granted therein and
(xv) will otherwise conduct its operations according to its ordinary and usual course of business.

       6.5 STANDSTILL AGREEMENT. Without the written consent of Genmar, the Company, the Stockholders and the other stockholders of the Company (pursuant to the approval described in Section 1.2(a)) will not, nor will they permit any of their respective representatives (including, without limitation, any investment banker, attorney or accountant) to initiate, or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to any Other Transaction (as defined below), engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to it or otherwise cooperate in any way with or assist or participate in, the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Other Transaction, or agree to or endorse any Other Transaction; provided, further, the Company and the Stockholders shall discontinue any currently active discussions regarding an Other Transaction.
The Company will promptly advise Genmar of, and communicate the material terms of, any proposal it may receive, or any inquiries it receives which may be reasonably be expected to lead to such a proposal relating to an Other Transaction, and the identity of the Person making it. The Company will further advise Genmar of the status and changes in the material terms of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, the Company will not enter into any agreement, oral or written, and whether or not legally binding, with any Person that provides for an Other Transaction, or affects any other obligation of the Company under this
Agreement.   For the purpose of this Section 6.5, "Other Transaction" means (i)
any investment in, sale or merger by, or joint venture with, the Company and
(ii) any sale of or the granting of any interest in the Company Common Stock, in each case other than with or to Genmar or the Merger Subsidiary.

       6.6 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Genmar, and Genmar will give prompt notice to the Company, of (a) any event which would be likely to cause in any material respect (i) any representation or warranty of the Company or Genmar contained in this Agreement to be or likely to be untrue or inaccurate, or (ii) in the case of the Company or the stockholders of the Company, any change to be made in any disclosure schedule, and (b) any failure of the Company or Genmar, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

       6.7 PUBLIC ANNOUNCEMENTS. The Company, its stockholders and the Stockholders shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement, the Merger or any Transaction (including the termination of this Agreement) without the prior written consent of Genmar. The Company, the Stockholders and the stockholders of the Company (upon their approval of this Agreement) each acknowledge and agree that Genmar may, without the prior written consent of the Company, the Stockholders or the stockholders of the Company, issue such press release or make such public statements as it deems reasonable or necessary in its sole discretion. Genmar will not make any statements attributable to the stockholders of the Company without the prior consent of such stockholders.

       6.8 RELEASE FROM PERSONAL GUARANTEES. At or promptly following the Effective Date, Genmar will obtain releases of the personal guarantees of Gene Kirila, II to the Company's or the Partnership's lenders and associated administrative agencies. In the event Genmar is unable to obtain such releases at or prior to the Effective Date, Genmar shall indemnify and hold Mr. Kirila, the Partnership and its general partner harmless from such personal guarantees or obligations; PROVIDED,

HOWEVER, the foregoing covenant shall become effective and enforceable ONLY in the event of a Merger Closing. Notwithstanding the foregoing, Genmar covenants and agrees that during the period from the date hereof to the termination of this Agreement or the Merger Closing, whichever is earlier, Genmar shall timely make or cause to be made the regular monthly loan payments to the Partnership lenders (at the present level) or the lease payments under the Lease Agreement dated March 23, 1999 between the Company and the Partnership. In the event this Agreement is terminated in accordance with the provisions of Article VIII hereof, the preceding sentence shall be null, void, of no further force or effect and shall be wholly unenforceable with respect to any period from and after the date of such termination.

       6.9 FUTURE INVESTMENT OPPORTUNITY. In the event the Surviving Corporation is successful in the commercialization of VEC-TM- technology and processes in the marine industry and Genmar or the Surviving Corporation determines to spin-out one, or more than one, additional non-marine related business that utilizes VEC-TM- as a core technology of such business, Genmar and the Merger Subsidiary covenant and agree that they will grant, or cause to be granted, to the stockholders of the Company (other than Genmar) an aggregate one time right, on a pro rata basis without right of transfer or replacement, at the time of the organization of the new spin-off entity to purchase a total of five percent (5%) (i.e., the stockholders as a group have the right to purchase five percent (5%), but only on a pro rata basis) of each such new entity (or entities) at seventy-five percent (75%) of their five percent (5%) interest in the spin-out entity's value determined by an independent investment banker or the public markets. The term of the right shall be thirty (30) days from notification of the completion of the spin-out and the form of ownership will be voting common stock, or its equivalent in noncorporate entities. In addition to the foregoing, any sale or license of the VEC-TM- core technology to a third party shall be treated as a "spin-out" in which no investment is required, such that the stockholders of the Company (other than Genmar) shall be entitled to receive in the aggregate five percent (5%) of such sales or licensing proceeds within thirty (30) days following receipt of such revenues by Genmar or the Merger Subsidiary, which proceeds shall be payable in accordance with the pro-rata interest of the stockholders of the Company in the Merger Consideration received by each such stockholder. Except as waived and released by any stockholder of the Company, this future investment opportunity obligation of Genmar shall expire twenty (20) years after the Effective Date; PROVIDED, HOWEVER, the economic interests established for each of the shareholders of the Company prior to the expiration of said twenty (20) year period shall continue thereafter.

       6.10 INTERIM WORKING CAPITAL FUNDING. Upon execution of the Management Agreement by the Company, Genmar covenants and agrees to advance funds to the Company pursuant to a senior subordinated note (with interest at nine percent (9%) which will become immediately due and payable on June 30,
2000) to provide working capital and to assist in accomplishing the Company's project focuses during the term of the Management Agreement. Genmar shall provide such funds on at least a monthly basis as are projected by Genmar to be needed for the next month based on the "rolling" three month forecast prepared by Genmar and presented to the Company from time-to-time pursuant to the Management Agreement. In the event Genmar (i) does not advance funds, and does not cure a default in advancing funds within ten (10) days after written notice by the Company under the Management Agreement, in accordance with the net expenditures set forth in the monthly forecast (but based on actual expenditures) or (ii) significantly reduces the project focuses pursuant to the Management Agreement, where such reductions are not specifically approved by the

Company's Board of Directors, such uncured non-payment of funds or significant reduction shall be considered a "Funding Default" hereunder. For the purposes of this Agreement and the Management Agreement (to the extent it refers to a Funding Default), a "significant reduction" will be considered to occur if the current average monthly forecast for project operations (as opposed to general and administrative costs and factory overhead) is less than fifty percent (50%) of the previous average monthly forecast presented by Genmar to the Company, and such reduction is scheduled to continue for the succeeding two months after presentation. Any such Funding Default based on a "significant reduction" must be noticed to Genmar in writing by the Company within five (5) business days of such Funding Default in order to be defined as such hereunder; otherwise such Funding Default will be deemed waived.

       6.11 REPRESENTATIONS BY STOCKHOLDERS OF THE COMPANY. By (i) execution of this Agreement; or (ii) approval and adoption of this Agreement, the Merger and the Transactions, each stockholder of the Company shall be deemed to make, on a continuing basis to and after the date of such occurrence, the representations and warranties contained in Article IV, and Genmar and Merger Subsidiary may rely on such continuing representations from and after the date(s) thereof, subject to the survival provisions of Section 9.3.

       6.12 SUSPENSION OF THE OPERATING AGREEMENT OF PYRAMID MARINE, LLC. The Company and GPV, Inc., a wholly-owned subsidiary of Genmar, entered into that certain Operating Agreement of Pyramid Marine, LLC, dated March 23, 1999.
Genmar (on behalf of GPV, Inc.) and Pyramid each confirm and acknowledge that the terms of said Operating Agreement have not to date been implemented, and each of Genmar (on behalf of GPV, Inc.) and the Company agree to waive any and all claims against the other and their respective Affiliates with respect to such non-implementation and to further suspend any requirements for delivery of funds, equipment, licenses or sales initiative, or decisions from March 23, 1999 until such time as this Agreement is terminated in accordance with the terms hereof; PROVIDED, HOWEVER, that the obligations of confidentiality, restrictions on activities, non-disclosure and similar matters shall continue without interruption. Upon the Effective Date, Genmar, in its sole discretion, may terminate, amend, restate or otherwise continue said Operating Agreement.

       6.13 RELEASE OF PARTNERSHIP BY THE COMPANY. Immediately prior to the Closing, the Company (i) may release the Partnership from any and all liabilities under the Capital Contribution Agreement dated March 23, 1999 and all related agreements, as well as pursuant to the Equipment and Leased Premises Lease dated March 23, 1999, and (ii) join with the Partnership in the termination of such lease agreement. In consideration for such release, as well as for the obligations set forth in Section 6.8 to release or indemnify the Partnership and its general partner from liabilities, the Company shall receive from the Partnership that certain Non-Recourse Term Note and Security Agreement issued by Gene Kirila, II to the Partnership dated February 28, 1998 in the principal amount of $1,102,000, and the right to interest accrued or accruing thereunder.

                                     ARTICLE VII.

                                  CLOSING CONDITIONS

       7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction of the condition that no proceeding before any Authority or any claim by any Person shall be pending, challenging or seeking to make illegal, to delay materially or to otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking material damages or imposing any adverse conditions in connection therewith. The foregoing shall not apply to stockholders of the Company who assert their rights with respect to Dissenting Shares. In addition, the foregoing condition may be waived, in whole or in part, to the extent permitted by Applicable Law.

       7.2    CONDITIONS TO OBLIGATIONS OF GENMAR AND THE MERGER SUBSIDIARY.
The obligations of Genmar and the Merger Subsidiary to effect the Merger will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

              a) The Company and the stockholders of the Company shall have complied in all material respects with the agreements contained in this Agreement;

              b) Genmar and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers;

              c) The Company and the stockholders of the Company (other than Genmar) shall have furnished Genmar and the Merger Subsidiary with favorable legal opinions customary for transactions of this type and size, dated the Effective Date, of their legal counsel;

              d) The representations and warranties of the Company contained in this Agreement or otherwise made in writing by the Company, or on its behalf, pursuant to this Agreement or otherwise made in connection with the Merger and the Transactions shall not have been Knowingly false as of the date hereof and shall be materially true and correct at and as of the Effective Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct as of such date and the Effective Date. Each and all of the agreements to be performed are satisfied by the Company or stockholders of the Company under this Agreement at or prior to the Effective Date shall have been duly performed or satisfied in all material respects, and the Company and the stockholders of the Company shall have furnished Genmar with such certificates and other documents evidencing the truth of such representations and warranties and the performance of such agreements as Genmar shall have reasonably requested;

              e) All actions taken by the stockholders of the Company to approve and adopt this Agreement, the Merger, and the Transactions (including the required share percentage to approve) shall (i) comply in all respects with the provisions of this Agreement, the Merger and the Transactions, and
(ii) be legal, valid, binding, enforceable and effective under Applicable Laws, the

Company's Certificate of Organization and By-laws and all material agreements to which the Company is a party or by which it or any of its property or assets is bound;

              f) Between the date of this Agreement and the Effective Date, there shall not have occurred and be continuing any material changes affecting the Company which Genmar reasonably determines are materially and fundamentally adverse, including without limitation:

                     (i) the loss, or the anticipated loss, of the services of (i) either Gene Kirila II or Robert McCullom or
                            (ii) any three (3) of the individuals set forth on EXHIBIT E to this Agreement, unless, in the case of any such individual(s), Gene Kirila II and Robert McCullom have timely and fully informed Genmar of specific employment related issues of which they have Knowledge with respect to any such individual(s) and Genmar has had a reasonable and appropriate period of time to address such issues prior to the loss of such individual(s); or

                     (ii) more than five percent (5%) of the Company Common Stock on the record date set by the Board of Directors of the Company become Dissenting Shares and such Dissenting Shares shall not be reduced to five percent (5%) or less on or before August 31, 1999; or

                     (iii) any injunction or similar action brought by a third-party materially limiting the use or value of the Intellectual Property of the Company for Genmar, or in the marine industry; or

                     (iv) other significant events that will with substantial likelihood materially and fundamentally prevent the Surviving Corporation from pursuing the exploitation of VEC-TM- Technology or Genmar realizing a return on its investment.

              g) Each of the stockholders of the Company (other than stockholders who at the Effective Date hold Dissenting Shares) shall have delivered to Genmar a release satisfactory to Genmar's counsel, dated the Effective Date, releasing Genmar, the Company and their respective Affiliates from any and all claims; PROVIDED, HOWEVER, that any Dissenting Shares that cancel their demand for appraisal shall, in order to receive Merger Consideration, deliver the same release to Genmar;

              h) The representations and warranties of the Stockholders contained in this Agreement or otherwise made in writing or deemed to have been made pursuant to this Agreement, by or on behalf of the stockholders of the Company pursuant to this Agreement or otherwise made in connection with the Merger and the Transactions shall be true and correct in all material respects as of the date hereof and at and as of the Effective Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct in all material respects, as of such date. Each and all of the agreements and conditions to be performed or satisfied by the stockholders of the Company under this Agreement at or prior to the Effective Date shall have been duly performed or satisfied in all material respects;

              i) The real estate and equipment leased by the Company from the Partnership pursuant to the lease agreement dated March 23, 1999 are transferred to the Company at and only upon Genmar's request (which shall state the date of transfer) at or prior to the Effective Date, in accordance with the Genmar request and such lease is terminated PROVIDED, HOWEVER, that Genmar shall advance to the Company the funds required to pay applicable transfer taxes and fees and other charges imposed by the Commonwealth of Pennsylvania as well as any title insurance and closing costs, including reasonable attorney fees as a direct result of or as needed to complete such transfer. In addition to the foregoing the Partnership hereby, pursuant to its execution of this Agreement consents to and pledges to assist in the transfer of such real estate and equipment;

              j) all equity interests held by stockholders of the Company in the Company shall be determined to the reasonable satisfaction of Genmar's counsel to be extinguished, including all Company stock, Warrants and Options;

              k) the Management Agreement shall be in full force and effect; PROVIDED, HOWEVER, this Section shall have no force or effect in the event the Management Agreement was terminated by (i) Genmar without right under the Management Agreement, or (ii) the Company due to a material breach by Genmar under the terms of the Management Agreement, including pursuant to an uncured Funding Default hereunder;

              l)     each of the consents disclosed by the Company in SCHEDULE
3.3 shall have been obtained prior to the Closing Date; and

              m) any and all defaults under any lender debt of the Partnership or the Company shall be either waived in writing or otherwise remedied to the reasonable satisfaction of Genmar and its counsel.

       7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger will be subject to the satisfaction at or prior to the Effective Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

              a) Each of Genmar and the Merger Subsidiary shall have complied in all material respects with their respective agreements contained in this Agreement, and the certificates to be furnished to the Company pursuant to this section, shall be true, correct and complete;

              b) Genmar and Merger Subsidiary shall have furnished the Company with favorable legal opinion customary for transactions of this type and size, dated the Effective Date, of their legal counsel;

              c) The representations and warranties of Genmar and the Merger Subsidiary contained in this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Effective Date with the same force and effect as though made on and as of such date, except those which speak as of a certain date, which shall continue to be true and correct in all material respects as of such date. Each and all of the agreements to be performed or satisfied by each of Genmar and the Merger Subsidiary under this Agreement at or prior to the Effective Date shall have been duly performed or satisfied in all material respects, and each of Genmar and the Merger Subsidiary shall have furnished the Company with such certificates and other documents evidencing the truth of such representations and warranties, and the performance of such agreements as the Company shall have reasonably requested;

              d) All actions taken by Genmar or the Merger Subsidiary, respectively, to approve and adopt this Agreement, the Merger and the Transactions shall comply in all respects with and shall be legal, valid, binding, enforceable and effective under the laws of the state of Delaware, their respective Organizational Documents and all Material Agreements to which they are party or by which any of their respective property or assets are bound;

              e) There exists as of the Effective Date no uncured Funding Default which would result in personal liability to any stockholder of the Company;

              f) If the Closing Date occurs without a Public Offering, the stockholders of the Company shall have received the financial and narrative information required in Section 1.3(b); and

              g) The Company shall have received from Genmar, based solely on its activities under the Management Agreement, from the date of the Management Agreement through the Effective Date ( or until such earlier date that the Management Agreement was terminated in accordance with its terms), a certificate that to its Knowledge that each of the representations and warranties in Article III remain true and correct (to the extent true and correct on the date hereof) as of the Effective Date (or such earlier termination date), except those which speak as of a certain date, which shall continue to be true and correct as of such date and the Effective Date (or such earlier termination date); PROVIDED, HOWEVER, the certificate shall not contain any reference to and shall not be relied upon with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.9, 3.13, 3.15, 3.17, 3.18, 3.19 or 3.20.

       7.4 ACTIONS REGARDING CONDITIONS. In the event a Party hereto prevents the satisfaction of a condition by the taking of an action or omitting to act where such action or omission would reasonably be anticipated with substantial certainty to prevent the consummation of this Agreement and the Transactions, such Party shall not have the benefit of such condition under this Agreement with respect to the action or omission in question. Notwithstanding the foregoing, in the event such action or omission was taken pursuant to any right under this Agreement, under any other agreement or within such Party's rights (without violation of this Agreement or any other agreement), such Party's rights hereunder shall not give rise, in and of itself, to any claim for breach or default hereunder.


                                    ARTICLE VIII.

                          TERMINATION, AMENDMENT AND WAIVER

       8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of this Agreement, the Merger and the Transactions:

              a) by mutual consent of the Company, Genmar and the Merger Subsidiary;

              b) by the Company, at any time following an uncured Funding Default, or in the event of material breach of this Agreement by Genmar or the Merger Subsidiary that has not been cured, or if any representation or warranty of Genmar or the Merger Subsidiary shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Effective Date or will prevent or delay the consummation of the Merger by or beyond May 31, 2000 or if any condition to the Company's obligation to close under this Agreement shall not have been satisfied by such date;

              c)     by Genmar and the Merger Subsidiary:

                     (i) if this Agreement, the Merger and Transactions fail to receive (x) approval as required under Applicable Law or (y) the required vote of the stockholders of the Company necessary to approve this Agreement, the Merger and the Transactions pursuant to this Agreement on or before July 15, 1999; or

                     (ii) in the event of a material breach of this Agreement by the Company or the stockholders of the Company that has not been cured, or if any representation or warranty of the Company or the stockholders of the Company shall have been knowingly false or shall become untrue in any material respect, so that such breach or untruth is incapable of being substantially cured by the Effective Date or will prevent or delay consummation of the Merger by or beyond May 31, 2000; or

                     (iii) in the event Genmar's lender fails to approve this Agreement, the Merger or the Transactions upon and after Genmar exerts reasonable commercial efforts to obtain such approval; or

                     (iv) in the event the Partnership or the Company receive notice (written or otherwise) from the Partnership's lenders (a) that they will not, individually or collectively, continue to forebear under the present forbearance agreement(s) or refuse to extend any forbearance period, (b) that there will be an acceleration of collection or a change in the present payment schedule(s) with respect to any lender debt or the loan(s), (c) of a default under any lender debt that cannot reasonably be cured; or
                            (d) that the terms and conditions of the loan(s), or the lending relationship, will be revised or proposed to be revised in any manner detrimental to the Company, Genmar or the Surviving Corporation; or

                     (v) in the event that the Management Agreement is terminated based: (A) on an uncured material breach by the Company, or (B) pursuant to the provisions of Section 7 of the Management Agreement, or (C) by the Company pursuant to a notice of termination that is not in accordance with the terms of the Management Agreement; or

                     (vi) five percent (5%) or more of the shares held by stockholders of the Company (determined by reference to the stockholder record date established by the Company Board of Directors with respect to this Agreement and the Transactions) properly demand appraisal rights in accordance with the DBCL and thereby become Dissenting Shares under this Agreement, and such Dissenting Shares are not reduced to below five percent (5%) on or before August 31, 1999; or

                     (vii) the conditions to the obligations of Genmar and the Merger Subsidiary set forth in Section 7.2 are not satisfied, or shall be deemed to be incapable of satisfaction, at the Effective Date or May 31, 2000, whichever is later.

       8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any Party, or their respective officers and directors, to the other and all rights and obligations of any Party shall cease; PROVIDED, HOWEVER, that such termination will not relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       8.3 EFFECT OF INVESTIGATION. The right of any Party to terminate this Agreement pursuant to Section 8.1 will remain operative and in full force and effect regardless of any of investigation made by or on behalf of any party, any person controlling any such party or any of their respective representatives whether prior to or after the execution of this Agreement.


                                    ARTICLE IX.

                                  INDEMNIFICATION

       9.1 INDEMNIFICATION BY THE COMPANY AND STOCKHOLDERS OF THE COMPANY. The Company and the stockholders of the Company, jointly, but each of them severally in accordance with their respective pro-rata interests in the Merger Consideration, shall indemnify and hold harmless Genmar, Merger Subsidiary and their officers, directors, representatives, employees and agents against any and all losses, costs, expenses (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever), liabilities, damages, fines, penalties, charges, assessments, judgements, settlements, claims, causes of action, proceedings, orders, and other obligations of any nature (individually "Loss" and collectively "Losses") arising out of or based upon any false representation or warranty or breach of any covenant or agreement made by the Company or, with respect to each, the stockholders of the Company by such stockholder herein or in any certificate, instrument, exhibit or schedule delivered by the Company, or such stockholder of the Company as the case may be, in connection with this Agreement, the Merger or Transactions, subject in any event to the provisions of Section 9.3.

       9.2 INDEMNIFICATION BY GENMAR AND MERGER SUBSIDIARY. Genmar and the Merger Subsidiary, jointly and severely, shall indemnify and hold harmless the Company and stockholders of the Company against any and all Losses arising out of or based upon any false representation or warranty or breach of any covenant or agreement made by Genmar or the Merger Subsidiary herein.

       9.3 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company in this Agreement shall terminate on and as of the Effective Date, except that the representations and warranties set forth in Sections 3.1 and 3.2 shall survive the Effective Date indefinitely. The representations and warranties of the stockholders of the Company shall terminate as of the Effective Date, except that the representations and warranties set forth in Sections 4.1 and 4.2 shall survive the Effective Date indefinitely. The representations and warranties of Genmar and the Merger Subsidiary shall survive the Effective Date indefinitely.

       9.4 PROCEDURE FOR INDEMNIFICATION. Subject to the rights of offset in this Agreement, in the event a party intends to seek indemnification pursuant to the provisions of Section 9.1 or 9.2 hereof (the "INDEMNIFIED PARTY"), the Indemnified Party shall promptly give notice hereunder to the other party (the "INDEMNIFYING PARTY") after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnifying Party because of the indemnification provided for in Section 9.1 or 9.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; PROVIDED, HOWEVER, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would with substantial certainty result in a material interruption or disruption of the business of the Indemnified Party, taken as a whole, or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

       If the Indemnifying Party assumes the defense of such claim, investigation or proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or proceeding and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or proceeding, except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party. The Indemnifying Party shall not, in the defense of such claim or any proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party)(which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of law and no material effect on any claims that could reasonably be expected to be made against the Indemnified Party,
(ii) the sole relief provided is monetary damages, and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

       If the Indemnifying Party assumes the defense of such claim, investigation or proceeding resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnifying Party, and the counsel selected by the Indemnified Party shall not appear on its behalf in any proceeding arising hereunder. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless either of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; or (ii) the Indemnifying Party's legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or proceeding in any one jurisdiction.

       If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or proceeding on such terms as it may reasonably deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim, investigation or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

       Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any proceedings (and any appeal arising therefrom) or any claim. The parties shall cooperate with the other in any notifications to and information requests of any insurers.

                                 ARTICLE X.

                                 DEFINITIONS

       As used in this Agreement, unless the context otherwise requires, the following terms (or any variant in the form thereof) shall have the following respective meanings. Terms defined in the singular will have a comparable meaning when used in the plural and vice versa, and the reference to any gender will be deemed to include all genders. Any reference to any statutory or regulatory provision will be deemed to be a reference to any successor statutory or regulatory provision. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement will have such meaning when used in each Collateral Document, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

"Act" shall have the meaning set forth in Section 1.3(a) of this Agreement.

"Affiliate" means, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director or such Person, (e) with respect to any partnership, joint venture or similar entity, any general partner thereof, and (f) when used with respect to an individual, will include any member of such individual's immediate family or a family trust.

"Agreement" shall have the meaning set forth in the preamble to this Agreement and Plan of Reorganization.

"Applicable Law" means any Law of any Authority, whether domestic or foreign, including without limitation all federal and state securities laws and environmental laws, to or by which a Person or any of its business or operations is subject or any of its property or assets is bound.

"Authority" means any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or any other entity of any of the foregoing, whether domestic or foreign.

"Closing Date" shall have the meaning set forth in Section 1.3(c) of this Agreement.

"COBRA" shall have the meaning set forth in Section 3.17(a) of this Agreement.

"Code" shall have the meaning set forth in Section 2.3 of this Agreement.

"Collateral Document" means any agreement, instrument, certificate, opinion, memorandum, schedule or other document delivered by a Party or a Stockholder or a stockholder of the Company pursuant to this Agreement or in connection with the Merger and the Transactions. For purposes of the representations, warranties, covenants and agreements of the Company and the Stockholders of the Company, on the one hand, or Genmar and the Merger Subsidiary on the other, under this Agreement and with respect to opinions to be delivered to this Agreement, except to the extent of a Party's actual knowledge, the Company and the Stockholders of the Company, Genmar and the Merger Subsidiary, as the case may be, assume no responsibility for the authority of or genuineness of signatures relating to the others as counterparts or their representations, warranties, covenants and agreements.

"Common Stock" shall have the meaning set forth in Section 3.5 of this Agreement.

"Company" shall have the meaning set forth in the preamble to this Agreement.

"Company Common Stock" means all shares of the common stock of the Company, par value $.0001 per share, that are (i) issued and outstanding on the "record date" established pursuant to Section 1.2(a), or (ii) issued and outstanding immediately prior to or on the Effective Date, as the context of the usage within this Agreement dictates.

"Competing Business" shall have the meaning set forth in Section 3.20 of this Agreement.

"Computer Systems" shall have the meaning set forth in Section 3.18 of this Agreement.

"Contract" or "Contractual Obligation" means any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligations set forth in the Organizational Documents of the obligee or which is outstanding or existing under any instrument, contract, lease or other contractual undertaking (including without limitation any instrument relating to or evidencing any indebtedness) to which the obligee is a party or by which it or any of its business is subject or property or assets is bound.

"Defaulting Party" shall have the meaning set forth in Section 11.2 of this Agreement.

"Dissenting Shares" shall have the meaning set forth in Section 2.1(c) of this Agreement.

"Dissenter's Rights" means exercising the right(s) of appraisal under the DBCL.

"DBCL" shall have the meaning set forth in the Recitals to this Agreement.

"Effective Date" shall have the meaning set forth in Section 1.1 of this Agreement.

"Encumbrance" shall have the meaning set forth in Section 3.4 of this Agreement.

"Environmental and Safety Requirements" shall have the meaning set forth in
Section 3.12(a) of this Agreement.

"ERISA" shall have the meaning set forth in Section 3.17 of this Agreement.

"Financial Information" shall have the meaning set forth in Section 3.6 of This Agreement.

"Funding Default" shall have the meaning set forth in Section 6.10 of this Agreement.

"GAAP" shall have the meaning set forth in Section 3.6 of this Agreement.

"Genmar" shall have the meaning set forth in the preamble to this Agreement.

"Genmar Common Stock" means the common stock of Genmar, par value $ .01 per share, issued by Genmar in exchange for Company Common Stock pursuant to the Merger.

"Genmar Public Shares" shall have the meaning set forth in Section 2.1 of this Agreement.

"Governmental Entity" shall have the meaning set forth in Section 3.3 of this Agreement.

"Indemnified Party" and "Indemnifying Party" shall each have the meaning set forth in Section 9.4 hereof.

"Intellectual Property" shall have the meaning set forth in Section 3.9 of this Agreement.

"Knowledge." For purposes of this Agreement, an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting business in the ordinary course. An entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as director, officer, general partner, management or supervisory employee or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Law" means any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgement, order, ordinance, policy statement, proclamation, promulgation, regulation, requirements, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedence; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation, including without limitation, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, any particular section, part or provisions thereof.

"Loss" or "Losses" shall have the meaning set forth in Section 9.1 of this Agreement.

"Management Agreement" shall have the meaning set forth in Section 6.4 of this Agreement.

"Merger" shall have the meaning set forth in the Recitals to this Agreement.

"Merger Closing" shall have the meaning set forth in Section 1.3 of this Agreement.

"Merger Consideration" shall have the meaning set forth in Section 2.1(d) of this Agreement.

"Merger Subsidiary" shall have the meaning set forth in the preamble to this Agreement.

"Non-Defaulting Party" shall have the meaning set forth in Section 11.2 of this Agreement.

"Note" or "Notes" shall have the meaning set forth in Section 2.1 of this Agreement.

"Note Merger Consideration" shall have the meaning set forth in Section 2.1(b) of this Agreement.

"Options" means all rights, options (excluding warrants), all calls or commitments evidencing the right to subscribe for, purchase or otherwise acquire Company Common Stock, whether or not the right to subscribe for, purchase or otherwise acquire, is immediately exercisable or is conditioned upon the passage of time, the occurrence or nonoccurrence of the existence or nonexistence of some other event.

"Organizational Documents" means, with respect to a Person, which is a corporation, its charter, its by-laws, and all voting trusts and similar arrangements applicable to any of its capital stock, and, with respect to a Person that is a Partnership, its agreement and certificate of partnership, any agreement among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

"Other Transaction" shall have the meaning set forth in Section 6.5 of this Agreement.

"Partnership" means Pyramid Composites Manufacturing Limited Partnership, a limited partnership organized and existing under the laws of the Commonwealth of Pennsylvania.

"Party" or "Parties" means any Person that is named as a party or who is a signatory to this Agreement; PROVIDED, HOWEVER, that each stockholder of the Company shall be deemed a Party to this Agreement and the Transactions upon the adoption and approval of this Agreement in accordance with Section 1.2 hereof.

"Person" means any natural individual or any entity, which shall include any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (intro vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

"Personal Property" shall have the meaning set forth in Section 3.13 of this Agreement.

"Plan" shall have the meaning set forth in Section 3.17(a) of this Agreement.

"Public Offering" (i) shall have the meaning set forth in Section 1.3(a), or
(ii) means the offering of the Common Stock of Genmar pursuant to the Underwriting Agreement pursuant to which Genmar will issue and sell such stock in a firm commitment public offering pursuant to the Registration Statement in accordance with the requirements of the Act, as the context of usage in this Agreement dictates.

"Public Offering Closing Date" shall have the meaning set forth in Section 1.3(a) of this Agreement.

"Public Offering Price" shall have the meaning set forth in Section 2.1(a)(i) of this Agreement.

"Real Property" shall have the meaning set forth in Section 3.7 of this Agreement.

"Registration Statement" means the registration statement (including the prospectus, exhibits, financial statements and schedules included therein, and all amendment thereof, including post-effective amendments and any registration statement filed under Rule 462(b) with respect to the Public Offering), filed under the Act registering the shares of Genmar to be sold in the Public Offering in accordance with the terms and conditions of the Underwriting Agreement.

"Related Persons" shall have the meaning set forth in Section 3.20 of this Agreement.

"SEC" means the United States Securities and Exchange Commission.

"Secondary Closing Date" shall have the meaning set forth in Section 1.3(b) of this Agreement.

"Special Meeting" shall have the meaning set forth in Section 1.2(a)(i) of this Agreement.

"Stock Merger Consideration" shall have the meaning set forth in Section 2.1(a) of this Agreement.

"Stockholders" shall refer to and mean the stockholders of the Company set forth on the execution page hereof who join in this Agreement by execution of this Agreement specifically to covenant as to certain matters as set forth herein.

"Stockholders Agreement" shall have the meaning set forth in Section 1.9 of this Agreement.

"Surviving Corporation" shall have the meaning set forth in Section 1.1 of this Agreement.

"Tax" shall have the meaning set forth in Section 3.14 of this Agreement.

"Tax Liability" shall have the meaning set forth in Section 3.14 of this Agreement.

"Transactions" means the other transactions contemplated by this Agreement or the Merger by any Collateral Document executed or required to be executed in connection herewith or therewith.

"Underwriter" means the lead underwriters and any other Person who executes the Underwriting Agreement as an underwriter of Genmar Common Stock in the Public Offering.

"Underwriting Agreement" means the firm commitment underwriting agreement between Genmar and the Underwriter to be filed as an exhibit to the Registration Statement and to be executed on or about the commencement of the Public Offering.

"Warrants" means all rights related to warrants issued by the Company to purchase or otherwise acquire Company Common Shares, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or nonoccurrence or the existence or nonexistence of some other event.

"Year 2000 Compatible" shall have the meaning set forth in Section 3.18 of this Agreement.


                                  ARTICLE XI.

                            MISCELLANEOUS AND GENERAL

       11.1 NOTICES. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by either personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each Party, at its address as set forth below or at such other address or in such other manner as may be designated by such party in a written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:


              If to Company and the
              Stockholders:               Pyramid Operating Systems, Inc.
                                          639 Keystone Road
                                          Greenville, PA 16125
                                          Attention:    Board of Directors

              with copy to:               Gefsky and Lehman, P.C.
                                          One PPG Place
                                          Suite 2301
                                          Pittsburgh, Pennsylvania 15222
                                          Attention:    H. Arnold Gefsky, Esq.

              If to Genmar:               Genmar Holdings, Inc.
                                          100 South Fifth Street, Suite 2400
                                          Minneapolis, Minnesota 55402
                                          Attention:    Roger R. Cloutier, II
                                                        Mary P. McConnell, Esq.


                                       40

              with copy to:               Briggs and Morgan P.A.
                                          2400 IDS Center
                                          80 South Eighth Street
                                          Minneapolis, MN  55402
                                          Attention:    Michael J. Grimes, Esq.


       11.2   LEGAL AND OTHER COSTS.

              a) In the event that any party defaults (the "Defaulting Party") in his or its obligations under this Agreement (which shall specifically exclude a Funding Default under Section 6.10(ii)) and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

              b) In the event that the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party's default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 2% per month (but if such rate is not permitted under the laws of the State of Delaware, then at the highest rate which is permitted to be paid under the laws of the State of Delaware) during the period between the date such payment should have been made hereunder and the date of the actual payment thereof.

       11.3 ENTIRE AGREEMENT. This writing constitutes the entire agreement of the Parties with respect to the subject matter hereof and may not be modified or amended except pursuant to Section 11.8 hereof.

       11.4 GOVERNING LAW. This Agreement, including all the documents, instruments and agreements to be executed and/or delivered by the parties hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the principles of comity or principles of conflicts of laws thereof.

       11.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

       11.6 COOPERATION. Each Party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement.

       11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed one and the same original.

       11.8 AMENDMENTS. No purported amendment, modification or waiver of any provision of this Agreement, or any of the documents, instruments or agreements to be executed by the Parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the Parties and all amendments thereof shall be governed by and construed in accordance with the law of the State of Delaware applicable to Contracts made and to be performed therein; notwithstanding the foregoing, any amendment, modification or waiver of any provision of this Agreement that does not directly affect a stockholder's liability for indemnification hereunder may be amended, modified or waived by the Parties to this Agreement without the signatures of the stockholders of the Company, including the Stockholders, and shall be effective and binding on all Parties and the stockholders of the Company.

       11.9 PRESERVATION OF AND ACCESS TO RECORDS. The Surviving Corporation shall preserve all books and records of the Company for a period of six (6) years after the Closing Date; PROVIDED, HOWEVER, the Surviving Corporation may destroy any part or parts of such records upon obtaining written consent of Company for such destruction, which consent shall not be unreasonably withheld. Such records shall be made available to Company and their representatives at all reasonable times during normal business hours of the Company during said six-year period with the right at their expense to make abstracts from and copies thereof.

       11.10 PUBLIC ANNOUNCEMENTS. The timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both the Company and Genmar prior to the release of such public announcements, and each Party agrees to cooperate with the other party as appropriate to comply with all Applicable Laws. Subsequent to the date of receipt of all consents and approvals of each Governmental Entity necessary to consummate this transaction, Genmar may make such announcements and/or advertisements as Genmar, in its sole discretion, deems necessary.

       11.11 COSTS. Except as otherwise provided in this Agreement, Genmar and the Company shall pay their own costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their attorneys, accountants and investment bankers. Except as otherwise provided in this Agreement, any costs or expenses incurred on behalf of the stockholders of the Company (other than Genmar) for the services of Gefsky and Lehman, P.C., Cohen and Grigsby, P.C. (not to exceed $10,000) and Cornerstone Capital Advisors, Ltd. in their representation of the Company shall be considered costs and expenses of the Company.

       11.12 HEADINGS. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms "this Agreement," "hereof," "herein," "hereunder," "hereto" and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the schedules and exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

       11.13 SCOPE OF AGREEMENT. Unless the context otherwise requires, all references in this Agreement or in any schedule or Exhibit hereto, to the assets, properties, operations, business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts or other attributes of the business of the Company shall mean such items or attributes as they are used in, apply to, or relate to all businesses of the Company.

       11.14 NUMBER AND GENDER. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

       11.15 SEVERABILITY. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

       11.16 PARTIES IN INTEREST AND ASSIGNMENT. Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than (i) Genmar, Affiliates and Genmar's lenders under the senior and subordinated credit facilities of Genmar, (ii) the Company, and (iii) the stockholders of the Company, and their permitted successors and assigns.
This Agreement and any rights or interests arising from or in connection with this Agreement shall (i) not be assignable by the Company or the stockholders of the Company and any such purported assignment shall be null and void and of no force or effect, (ii) be assignable by Genmar and/or the Merger Subsidiary in their sole discretion, including any assignment to Genmar's lenders under the senior and subordinated credit facilities of Genmar.

       11.17 WAIVER. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the Parties pursuant hereto, may be waived only by a written instrument executed by the Party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a Party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

       11.18 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

       11.19 FACSIMILE SIGNATURES. Due to the Parties' geographic locations, the Parties hereto have agreed that signatures for execution of this Agreement and any certificate, instrument and other document entered into and/or delivered pursuant to or in connection with this Agreement, may be provided by facsimile; and upon receipt of such facsimile signature, the Party accepting such signature shall be entitled to rely on the execution thereof and such signature will be binding and effective as if the original counterpart had been transmitted and/or delivered.

                            [SIGNATURE PAGES TO FOLLOW]

                        SIGNATURE PAGE COUNTERPART SUMMARY
                                       FOR
                       PLAN AND AGREEMENT OF REORGANIZATION


    THE FOLLOWING IS A SUMMARY OF THE COUNTERPART SIGNATURE PAGES TO THE MERGER AGREEMENT WHICH WERE EXECUTED AND DELIVERED ON JUNE 18, 1999, SET FORTH IN ORDER AS FOLLOWS:

GENMAR HOLDINGS, INC.

POS ACQUISITION CORPORATION

PYRAMID OPERATING SYSTEMS, INC.

GENE KIRILA, II

PYRAMID COMPOSITES MANUFACTURING LIMITED PARTNERSHIP

PYRAMID COMPOSITES MANUFACTURING, INC.

AWATTO LIMITED PARTNERSHIP

CARL A. SNYDER

JOHN W. ROSE

HOWELL A. BREEDLOVE, JR.

HOWELL A. BREEDLOVE, JR. IRREVOCABLE TRUST FBO ALAN MERKLE BREEDLOVE

HOWELL A. BREEDLOVE, JR. IRREVOCABLE TRUST FBO JOHN ADAMS BREEDLOVE

HOWELL A. BREEDLOVE, JR. IRREVOCABLE TRUST FBO MARK HOWELL BREEDLOVE

HOWELL A. BREEDLOVE, JR. IRREVOCABLE TRUST FBO MARY HELEN BREEDLOVE

HOWELL A. BREEDLOVE, JR. IRREVOCABLE TRUST FBO WILLIAM PARKER BREEDLOVE

HOWELL A. BREEDLOVE, JR. IRREVOCABLE TRUST FBO ANN MARIE GARBIN

RAYMOND D. TRAVAGLINI REVOCABLE TRUST

SANRAY CORPORATION

CARL AND ANN SNYDER IRREVOCABLE TRUST FBO CHRISTINA L. SNYDER

CARL AND ANN SNYDER IRREVOCABLE TRUST FBO ELIZABETH A. SNYDER

CARL AND ANN SNYDER IRREVOCABLE TRUST FBO JEFFREY C. SNYDER

GEFSKY AND LEHMAN INVESTMENT PARTNERSHIP III

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written. By adoption of this Agreement, the stockholders of the Company, as set forth on EXHIBIT F hereto, have approved the terms and conditions of this Agreement.


                                           GENMAR HOLDINGS, INC.

                                           By /s/ Roger R. Cloutier II
                                             ---------------------------------
                                             Its  EVP & CFO
                                                ------------------------------

                                           POS ACQUISITION CORPORATION

                                           By /s/ [ILLEGIBLE]
                                             ---------------------------------
                                             Its  VP
                                                ------------------------------

                                           PYRAMID OPERATING SYSTEMS, INC.

                                           By /s/ [ILLEGIBLE]
                                             ---------------------------------
                                             Its
                                                ------------------------------

STOCKHOLDERS:                              STOCKHOLDERS:

                                           /s/ Gene Kirila, II
PYRAMID COMPOSITES MANUFACTURING           -----------------------------------
LIMITED PARTNERSHIP                        Gene Kirila, II
By: Pyramid Composites Manufacturing, Inc.
                                           /s/ Carl A. Snyder
                                           -----------------------------------
                                           Carl A. Snyder
By /s/ [ILLEGIBLE]
  -----------------------------------      /s/ John W. Rose
     Its-----------------------------      -----------------------------------
                                           John W. Rose

PYRAMID COMPOSITES MANUFACTURING, INC.
                                           /s/ Howell A. Breedlove
                                           -----------------------------------
                                           Howell A. Breedlove, Jr. (Personally)
By /s/ [ILLEGIBLE]
  ------------------------------------
     Its
        ------------------------------

AWATTO LIMITED PARTNERSHIP                 HOWELL A. BREEDLOVE, JR. IRREVOCABLE
                                           TRUST FBO ALAN MERKLE BREEDLOVE
By: /s/ [ILLEGIBLE]
   -----------------------------------
   Its /s/ [ILLEGIBLE]
      --------------------------------
      By /s/ [ILLEGIBLE]                   By /s/ Howell A. Breedlove
        ------------------------------       ---------------------------------
        Its /s/ [ILLEGIBLE]                  Its Trustee
           ---------------------------          ------------------------------


                            [CONTINUED ON NEXT PAGE]

                           [SIGNATURE PAGE CONTINUED]

RAYMOND D. TRAVAGLINI REVOCABLE TRUST      HOWELL A. BREEDLOVE, JR. IRREVOCABLE
                                           TRUST FBO JOHN ADAMS BREEDLOVE

By: /s/ Raymond D. Travaglini              By /s/ Howell A. Breedlove
   -----------------------------------       ---------------------------------
   Its Trustee                               Its Trustee
      --------------------------------          ------------------------------


SANRAY CORPORATION                         HOWELL A. BREEDLOVE, JR. IRREVOCABLE
                                           TRUST FBO MARK HOWELL BREEDLOVE
By: /s/ Raymond D. Travaglini
   -----------------------------------
   Its President                           By /s/ Howell A. Breedlove
      --------------------------------       ---------------------------------
                                             Its Trustee
                                                ------------------------------

CARL AND ANN SNYDER IRREVOCABLE TRUST      HOWELL A. BREEDLOVE, JR. IRREVOCABLE
FBO CHRISTINA L. SNYDER                    TRUST FBO MARY HELEN BREEDLOVE

By /s/ Carl A. Snyder                      By /s/ Howell A. Breedlove
  ---------------------------------          ---------------------------------
  Its G.P.                                   Its Trustee
  ---------------------------------             ------------------------------

CARL AND ANN SNYDER IRREVOCABLE TRUST
FBO ELIZABETH A. SNYDER                    HOWELL A. BREEDLOVE, JR. IRREVOCABLE
                                           TRUST FBO WILLIAM PARKER BREEDLOVE
By  /s/ Carl A. Snyder
  ---------------------------------        By /s/ Howell A. Breedlove
     Its G.P.                                ---------------------------------
        ---------------------------             Its Trustee
                                                   ---------------------------
CARL AND ANN SNYDER IRREVOCABLE TRUST
FBO JEFFREY C. SNYDER
                                           HOWELL A. BREEDLOVE, JR. IRREVOCABLE
By /s/ Carl A. Snyder                      TRUST FBO ANN MARIE GARBIN
  ------------------------------------
     Its G.P.                              By /s/ Howell A. Breedlove
        ------------------------------       ---------------------------------
                                                Its Trustee
                                                   ---------------------------
GEFSKY AND LEHMAN INVESTMENT
PARTNERSHIP III

By /s/ [ILLEGIBLE]
  ------------------------------------
     Its Managing Partner
        ------------------------------

                            [CONTINUED ON NEXT PAGE]

                           [SIGNATURE PAGE CONTINUED]

                                           STOCKHOLDERS:

                                           ------------------------------------


                                           ------------------------------------


                                           ------------------------------------


                                           ------------------------------------


                                           ------------------------------------


                                           ------------------------------------


                                           ------------------------------------


                                           ------------------------------------

                                     EXHIBIT A

                                         TO

                              REORGANIZATION AGREEMENT

                                     EXHIBIT A

                               CERTIFICATE OF MERGER

                                         OF

                          PYRAMID OPERATING SYSTEMS, INC.

                              (A DELAWARE CORPORATION)

                                   WITH AND INTO

                            POS ACQUISITION CORPORATION

                               (A DELAWARE CORPORATION)

       The undersigned corporations organized and existing under and by virtue of the General Corporation Law of Delaware,

       DOES HEREBY CERTIFY:

       FIRST: That the name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") of the merger is as follows:

NAME                                      STATE OF INCORPORATION

Pyramid Operating Systems, Inc.                Delaware

POS Acquisition Corporation                    Delaware

       SECOND: That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.

       THIRD: That the name of the surviving corporation of the merger is POS ACQUISITION CORPORATION (the "Surviving Corporation").

       FOURTH: That the Certificate of Incorporation of POS ACQUISITION CORPORATION, a Delaware corporation, which will survive the merger, shall be the Certificate of Incorporation of the Surviving Corporation.

       FIFTH: That the executed agreement of merger is on file at an office of the Surviving Corporation, the address of which is Pyramid Operating Systems, Inc., c/o Genmar Holdings, Inc., 100 South Fifth Street, Suite 2400, Minneapolis, Minnesota 55402.

       SIXTH: That a copy of the agreement of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

       SEVENTH:  That this Certificate of Merger shall be effective on

---------------.



                                          POS ACQUISITION CORPORATION


Dated:                                    By:
      --------------------------------       ---------------------------------
                                             Its:
                                                 -----------------------------



                                          PYRAMID OPERATING SYSTEMS, INC.


Dated:                                    By:
      --------------------------------       ---------------------------------
                                             Its:
                                                 -----------------------------

                                     EXHIBIT B

                                         TO

                              REORGANIZATION AGREEMENT

                                     EXHIBIT B

                            CERTIFICATE OF INCORPORATION
                                          OF
                             POS ACQUISITION CORPORATION

       THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

       FIRST:        The name of the corporation is POS Acquisition Corporation
(the "Corporation").

       SECOND:       The address of the registered office of the Corporation
in the State of Delaware is c/o CT Corporation System, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The registered agent of the Corporation in the State of Delaware at such address is CT Corporation System.

       THIRD:        The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the "DGCL").

       FOURTH:       The total number of shares of capital stock which the
Corporation shall have authority to issue is 10,000, all of which shares shall be common stock having a par value of $0.01 per share.

       FIFTH:        The name and mailing address of the incorporator is
Michael J. Grimes, Briggs and Morgan, P.A., 2400 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.

       SIXTH:        In furtherance and not in limitation of the powers
conferred by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors of the Corporation; PROVIDED, HOWEVER, that, any Bylaws adopted by the Board of Directors may be amended or repealed by the shareholders entitled to vote thereon.

       SEVENTH:      Election of member of the Board of Directors need not be by written ballot.

       EIGHTH:       The Corporation shall indemnify, to the full extent
permitted by Section 145 of the DGCL, all persons whom it may indemnify pursuant thereto.

       NINTH:        No director shall be personally liable to the
Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

       IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation as of the _____ day of June, 1999.




                                                   ----------------------
                                                   Michael J. Grimes
                                                   Sole Incorporator

                                     EXHIBIT C

                                         TO

                              REORGANIZATION AGREEMENT

                                     EXHIBIT C


THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAW. THIS DEBENTURE MAY NOT BE TRANSFERRED OR SOLD OR OFFERED FOR TRANSFER OR SALE OR OTHERWISE DISTRIBUTED EXCEPT (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE LAWS, OR (2) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.


                             GENMAR HOLDINGS, INC.
         NON-NEGOTIABLE, UNSECURED SUBORDINATED DEBENTURE ("DEBENTURE")



 REGISTERED SHARES:                _______________________

 ORIGINAL ISSUE DATE:              June __, 1999

 MATURITY DATE:                    [__________]
 INTEREST RATE:                    [___] interest to be paid semi-annually


       Genmar Holdings, Inc., a Delaware corporation (the "Issuer"), for value received, hereby promises to pay to the registered owner specified above on the maturity date specified above, unless this Debenture shall have been previously prepaid in whole or in part, upon surrender hereof, the principal amount advanced hereunder and interest thereon from the original issue date specified above (the "Original Issue Date") until payment of said principal amount has been made in full with simple interest accruing and paid semi- annually at the annual rate of [___%]. All principal and interest payments on this Debenture shall be payable by check mailed to the registered owner of this Debenture at such owner's address as it appears on the face of this Debenture or as shall be provided in writing by the owner hereof to the Issuer. All amounts payable with respect to this Debenture shall be paid in currency of the United States of America. Interest on the unpaid principal amount of this Debenture shall be paid semi-annually on or before the last day of June and December of each year during which this Debenture remains unpaid. The principal and any unpaid interest payable pursuant to this Debenture is payable in arrears on the Maturity Date.

SUBORDINATION

       This Debenture is subordinated to all indebtedness of Issuer and guarantees by Issuer, including without limitation such indebtedness and guarantees in favor of (i) Issuer's affiliates, including its officers, directors and affiliated companies, and (ii) lenders and the Bank of New York, or any successor lender, pursuant to one or more credit agreements with such lenders and the Bank of New York, as agent, including each such agreement, as amended or refinanced from time to time, it being understood and agreed that pursuant to such subordination no payment shall be made on this Non-Negotiable, Unsecured Senior Subordinated Debenture at any time that a default or event of default shall have occurred and be continuing under any such credit agreement.

       The indebtedness evidenced by this Debenture shall be senior in right of payment to all short term debt (but not the current portion of long term indebtedness) and accounts payable and accrued expenses of the Issuer.

OPTIONAL PREPAYMENT

       At any time prior to the Maturity Date and so long as no Default exists, and assuming the Issuer obtains all necessary consents from its lenders, the Issuer may, at its sole election, prepay without premium or penalty, all of the outstanding principal balance of this Debenture together with accrued interest.

DEFAULT

       Each of the following events or circumstances shall constitute an event of Default, upon written notice from the Holder to the Issuer:

       (i) The non-payment, when and as due, of any interest or principal with respect to this Debenture; and

       (ii) The institution of a proceeding, which remains undismissed and unstayed for a period in excess of thirty (30) days, seeking to have an order for relief entered against the Issuer entailing a finding of insolvency or a similar declaration, seeking similar relief under any law relating to bankruptcy, insolvency, relief of debtors or protection from creditors or seeking appointment of a receiver, trustee, custodian, liquidator or other similar official for all or any substantial part of the Issuer's property.

REMEDIES

       In the event a Default occurs, subject to the subordination provisions herein, the holder of this Debenture shall have the right to demand payment of the principal amount and accrued interest of this Debenture, plus recovery of all costs and expenses, including reasonable legal fees incurred in pursuing collection of any unpaid amounts due pursuant to this Debenture or in pursuing any other rights of the Holder as well as any other rights afforded by law, including without limitation specific performance.

ASSIGNMENT

       This Debenture and any interest herein shall be non-negotiable, non-assignable and non-transferable (except to Issuer or POS Acquisition Corporation, or by the laws of descent and distribution). Any purported negotiation, assignment or transfer of this Debenture, or any interest herein shall be null, void and of no force or effect.

       IN WITNESS WHEREOF, Genmar Holdings, Inc. has caused this Debenture to be executed and attested in its name by the signatures of its duly authorized officers.



                                          GENMAR HOLDINGS, INC.

                                          By: _________________________________

                                          Title: ______________________________

ATTEST:

_____________________________________

_____________________________________
             Secretary

                                     EXHIBIT D

                                         TO

                              REORGANIZATION AGREEMENT

                                     EXHIBIT D

                        LIST OF COMPANY WARRANTS AND OPTIONS

1.  WARRANTS


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Holder                                        # of Shares    Price per Share
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 PYRAMID INVESTORS:
--------------------------------------------------------------------------------

 AWATTO Limited Partnership                        2,159,016      $        .3058
--------------------------------------------------------------------------------
 Howell A. Breedlove, Jr.                             33,734               .3058
--------------------------------------------------------------------------------
 Howell A. Breedlove, Jr. Irrevocable Trust
 for the benefit of:
--------------------------------------------------------------------------------
        Alan Merkle Breedlove                        151,806               .3058
--------------------------------------------------------------------------------
        John Adams Breedlove                         151,806               .3058
--------------------------------------------------------------------------------
        Mark Howell Breedlove                        151,806               .3058
--------------------------------------------------------------------------------
        Mary Helen Breedlove                         151,806               .3058
--------------------------------------------------------------------------------
        William Parker Breedlove                     151,806               .3058
--------------------------------------------------------------------------------
        Ann Marie Garbin                             151,806               .3058
--------------------------------------------------------------------------------
 Carl A. Snyder                                      337,346               .3058
--------------------------------------------------------------------------------
 Carl and Ann Snyder Irrevocable Trust for
 the benefit of:
--------------------------------------------------------------------------------
        Christina Snyder 1/31/94                      25,301               .3058
--------------------------------------------------------------------------------
        Elizabeth A. Snyder 1/31/94                   29,518               .3058
--------------------------------------------------------------------------------
        Jeffrey C. Snyder 1/31/94                     29,518               .3058
--------------------------------------------------------------------------------
 Raymond D. Travaglini Revocable Trust               590,356               .3058
--------------------------------------------------------------------------------
 Jack R. Mennis                                       36,060               .3058
--------------------------------------------------------------------------------
 John W. Rose                                        506,019               .3058
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Cornerstone Capital Advisors, Ltd.                  794,425      $     .0013685
--------------------------------------------------------------------------------
 Verne C. Harnish                                     30,303               .2645
--------------------------------------------------------------------------------
 Richard E. Morley                                    13,130               .2645
--------------------------------------------------------------------------------
 TOTAL                                             5,495,562
--------------------------------------------------------------------------------

2.  EMPLOYEE OPTIONS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Name of Optionee                                Number of Shares
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Aquaro, David J.                                                        16,978
-------------------------------------------------------------------------------
 Baggiossi, Rocco J.                                                      3,531
-------------------------------------------------------------------------------
 Baldoff, Mary L.                                                        10,914
-------------------------------------------------------------------------------
 Beck, Phillip D.                                                        14,068
-------------------------------------------------------------------------------
 Birch, Duane D.                                                          5,549
-------------------------------------------------------------------------------
 Brasko, Thomas J.                                                       10,914
-------------------------------------------------------------------------------
 Burns, Mark R.                                                           5,045
-------------------------------------------------------------------------------
 Cassell, Laureen M.                                                      4,036
-------------------------------------------------------------------------------
 DeMoss, Susan L.                                                         5,549
-------------------------------------------------------------------------------
 Dorff, Andrew M.                                                         5,423
-------------------------------------------------------------------------------
 Dunmire, Ronald C.                                                       4,540
-------------------------------------------------------------------------------
 Eaton, Gary                                                             18,191
-------------------------------------------------------------------------------
 Eckard, Steven R.                                                        5,045
-------------------------------------------------------------------------------
 Eckman, Gregory M.                                                       5,045
-------------------------------------------------------------------------------
 Fisher, Thomas A.                                                       12,612
-------------------------------------------------------------------------------
 Germano, David P.                                                        5,423
-------------------------------------------------------------------------------
 Gundaker, Kenneth A.                                                     6,457
-------------------------------------------------------------------------------
 Hammond, Albert P.                                                       9,585
-------------------------------------------------------------------------------
 Harris, Michaelene M.                                                    8,004
-------------------------------------------------------------------------------
 Hobaugh, Douglas H.                                                      6,432
-------------------------------------------------------------------------------
 Hofius, David L.                                                         5,297
-------------------------------------------------------------------------------
 Hudson, Scott D.                                                         6,558
-------------------------------------------------------------------------------
 Hunt, Randall E.                                                         6,054
-------------------------------------------------------------------------------
 Kirila, Gene II                                                         32,307
-------------------------------------------------------------------------------
 Lapikas, James S.                                                       18,569
-------------------------------------------------------------------------------
 Leiphemer, Jay B.                                                       21,829
-------------------------------------------------------------------------------

                                      D-2

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Name of Optionee                                 Number of Shares
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 McCollum, Robert P.                                                    661,318
--------------------------------------------------------------------------------
 Mild, Donald J.                                                          4,540
--------------------------------------------------------------------------------
 Mosconi, Jr., James A.                                                   6,457
--------------------------------------------------------------------------------
 Myers, Todd A.                                                           6,558
--------------------------------------------------------------------------------
 Nelson, James C.                                                         7,567
--------------------------------------------------------------------------------
 Nelson, Michael R.                                                      14,819
--------------------------------------------------------------------------------
 Nugent, Bettie L.                                                        6,558
--------------------------------------------------------------------------------
 O'Brien, Lonnie J.                                                       9,702
--------------------------------------------------------------------------------
 O'Hara, Jeff J.                                                         10,914
--------------------------------------------------------------------------------
 Pocza, Lon S.                                                            5,045
--------------------------------------------------------------------------------
 Pond, Leonard A.                                                        12,127
--------------------------------------------------------------------------------
 Potase, Shirley J.                                                       5,045
--------------------------------------------------------------------------------
 Richards, Michael D.                                                     5,802
--------------------------------------------------------------------------------
 Roberts, Richard R.                                                      4,919
--------------------------------------------------------------------------------
 Rossi, Renee D.                                                         21,829
--------------------------------------------------------------------------------
 Sampson, Kenneth E.                                                      6,558
--------------------------------------------------------------------------------
 Sidi, Shiraz                                                            18,191
--------------------------------------------------------------------------------
 Sprinkle, Terri L.                                                       5,423
--------------------------------------------------------------------------------
 Vasko, George III                                                        7,063
--------------------------------------------------------------------------------
 Ward, Erik M.                                                            6,558
--------------------------------------------------------------------------------
 Wertz, William J.                                                        7,063
--------------------------------------------------------------------------------
 Zaboroski, Mark A.                                                       3,531
--------------------------------------------------------------------------------
 TOTAL                                                                1,091,542
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

3.  PURCHASE RIGHT

Genmar Holdings, Inc. has the right to purchase 945,515 Shares of the Company's Common Stock (and certain warrants) for $250,000.

                                    EXHIBIT E

                                       TO

                            REORGANIZATION AGREEMENT

                                   EXHIBIT E

                            LIST OF CRITICAL EMPLOYEES

                NAME                         TITLE
                Gene Kirila, II              Chief Executive Officer
                Robert McCollum              Director of Work Systems Group
                Jay Leipheimer               Director of Manufacturing
                James Lapikas                Director of R&D
                Michael Nelson               Solution Center Manager
                Leonard Pond                 Manager
                Jeffrey O'Hara               Project Engineer
                George Vasko, III            Group Leader

                                   EXHIBIT F

                                      TO

                            REORGANIZATION AGREEMENT

                                    EXHIBIT F

                             STOCKHOLDERS OF RECORD

STOCKHOLDER                                                                    SHARES          %
-----------                                                                    ------          -
Pyramid Composites Manufacturing Limited Partnership                        6,243,385       8.16%
Pyramid Composites Manufacturing, Inc.                                     16,640,000      21.74%
Genmar Holdings, Inc.                                                       6,659,158       8.70%
AWATTO Limited Partnership                                                 15,182,320      19.84%
Howell A Breedlove, Jr.                                                       842,467       1.10%
Howell A. Breedlove, Jr. Irrevocable Trust fbo Alan Merkle Breedlove        1,061,411       1.39%
Howell A. Breedlove, Jr. Irrevocable Trust fbo John Adams Breedlove         1,061,411       1.39%
Howell A. Breedlove, Jr. Irrevocable Trust fbo Mark Howell Breedlove        1,061,411       1.39%
Howell A. Breedlove, Jr. Irrevocable Trust fbo Mary Helen Breedlove         1,061,411       1.39%
Howell A. Breedlove, Jr. Irrevocable Trust fbo William Parker  Breedlove    1,061,411       1.39%
Howell A. Breedlove, Jr. Irrevocable Trust fbo Ann Marie Garbin             1,061,411       1.39%
Albert F. Dombrowski                                                          911,615       1.19%
Mr. and Mrs. Charles F. Fetterolf                                             781,385       1.02%
James E. Howe                                                               1,454,143       1.90%
Gene Kirila, II                                                             2,499,394       3.27%
Thomas A. McConomy                                                          1,502,736       1.96%
Carl A. Snyder                                                              3,432,287       4.49%
Carl and Ann Snyder Irrevocable Trust fbo Christina L. Snyder                 134,291       0.18%
Carl and Ann Snyder Irrevocable Trust fbo Elizabeth A. Snyder                 156,673       0.20%
Carl and Ann Snyder Irrevocable Trust fbo Jeffrey C. Snyder                   156,673       0.20%
Raymond D. Travaglini Revocable Trust                                       3,330,863       4.35%
Sanray Corporation                                                            814,498       1.06%
Jack R. Mennis                                                              2,916,345       3.81%
John W. Rose                                                                3,560,606       4.65%
James E. Feeney                                                               159,307       0.21%
Cyril J. Batten                                                               187,402       0.24%
Gefsky and Lehman Investment Partnership III                                  347,104       0.45%
Carlos Menendez                                                               990,360       1.29%
Melvin Pirchesky                                                              261,640       0.34%
Jose Trujillo                                                                 990,360       1.29%
                                                                              -------       -----
TOTAL                                                                      76,523,478     100.00%


                                      F-1